 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Decibel Therapeutics, Inc.
at
$4.00 per share, payable in cash,
plus one non-tradeable contingent value right (“CVR”) per share , which represents the contractual right to receive contingent payments of up to
$3.50 per share in cash upon the achievement of certain specified milestones within specified time periods
by
Symphony Acquisition Sub, Inc.
a wholly owned subsidiary of
Regeneron Pharmaceuticals, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
THE END OF THE DAY, ONE MINUTE AFTER 11:59 P.M. EASTERN TIME
ON SEPTEMBER 22, 2023, UNLESS THE OFFER IS EXTENDED OR EARLIER
TERMINATED.
Symphony Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation (which we refer to as “Regeneron” or “Parent”), is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Decibel Therapeutics, Inc., a Delaware corporation (which we refer to as “Decibel” or the “Company”), in exchange for (i) $4.00 per Share, payable in cash, without interest and subject to reduction for any applicable withholding taxes (which we refer to as the “Cash Consideration”), plus (ii) one non-tradeable contractual contingent value right per Share representing the right of the holder to potentially receive up to an aggregate of $3.50 per contingent value right payable in cash without interest and subject to reduction for any applicable withholding taxes, upon the achievement of certain clinical development and regulatory milestones for Decibel’s lead investigational candidate, DB-OTO, within specified time periods and in accordance with the terms and subject to the conditions of a contingent value rights agreement (each, a “CVR,” and which agreement, as it may be amended from time to time, we refer to as the “CVR Agreement”) to be entered into with a rights agent mutually agreeable to Regeneron and Decibel (which CVR, together with the Cash Consideration, we refer to as the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 8, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Regeneron, Purchaser and Decibel. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Decibel (which we refer to as the “Merger”) without a vote of the stockholders of Decibel in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Decibel continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Decibel, Regeneron or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive the Offer Consideration. As a result of the Merger, Decibel will cease to be a publicly traded company and will become a wholly owned subsidiary of Regeneron. Under no circumstances will interest be paid on the consideration for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Alternatively, if a filing has been made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) or the Federal Trade Commission (which we refer to as the “FTC”) pursuant to 15 U.S.C. §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Decibel, by providing written notice to Decibel (which we refer to as a “Meeting Election”), require Decibel to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC a proxy statement in preliminary form related to a meeting of the stockholders of Decibel (which meeting we refer to as the “Decibel Stockholder Meeting” and which proxy statement we refer to as, together with any amendments thereof or supplements thereto, the “Merger Proxy Statement”). If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer (which we refer to as an “Offer Termination”), and Decibel shall prepare, file and mail the Merger Proxy Statement to the Decibel stockholders related to the Decibel Stockholders Meeting; provided that if a filing has been made pursuant the HSR Act and the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. Decibel and Regeneron do not presently anticipate that an HSR filing will be required. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”) and (B) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition to the Offer (as defined below); and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, one minute after 11:59 p.m., Eastern Time, on September 22, 2023 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. Although Decibel and Regeneron do not presently anticipate that an HSR Act filing will be required, the “Regulatory Condition to the Offer” requires that, if a filing has been made pursuant the HSR Act, any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated. The “Governmental Authority Condition to the Offer” requires that there has not been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger, and no legal requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Decibel Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Decibel and its stockholders, (ii) declared it advisable for Decibel to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Decibel of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if the Offer Acceptance Time occurs, the Merger shall be effected under Section 251(h) of the DGCL as

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soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Decibel (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Decibel’s stockholders held for such purpose and any adjournment or postponement thereof in each case, on the terms and subject to the conditions of the Merger Agreement (the “Decibel Board Recommendation”).
A summary of the principal terms of the Offer appears under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.
August 25, 2023

3

IMPORTANT
If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Computershare, in its capacity as depository and paying agent for the Offer (which we refer to as the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.
* * * * *
Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its addresses and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

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The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call toll free: (877) 456-3402
Banks and Brokers may call collect: (212) 750-5833

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i

SUMMARY TERM SHEET
The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Regeneron and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Decibel contained herein and elsewhere in the Offer to Purchase has been provided to Regeneron and Purchaser by Decibel or has been taken from or is based upon publicly available documents or records of Decibel on file with the SEC or other public sources at the time of the Offer. Regeneron and Purchaser have not independently verified the accuracy and completeness of such information.
Securities Sought
Subject to certain conditions, including the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.001 per share, of Decibel Therapeutics, Inc. Unless the context otherwise requires, in this Offer to Purchase, the term “Shares” refers to shares of Decibel common stock.
Consideration Offered Per
Share
(i) $4.00 per Share, payable in cash without interest and subject to reduction for any applicable withholding taxes (which we refer to as the “Cash Consideration”), plus (ii) one non-tradeable contractual CVR per Share representing the right of the holder to potentially receive up to an aggregate of $3.50 per CVR payable in cash without interest and subject to reduction for any applicable withholding taxes, upon the achievement of certain clinical development and regulatory milestones for Decibel’s lead investigational candidate, DB-OTO, within specified time periods and in accordance with and subject to the conditions of a contingent value rights agreement (which, as it may be amended from time to time, we refer to as the “CVR Agreement”) to be entered into with a rights agent mutually agreeable to Regeneron and Decibel (which CVR, together with the Cash Consideration, we refer to as the “Offer Consideration”).
Scheduled Expiration of Offer
At the end of the day, one minute after 11:59 p.m., Eastern Time, on September 22, 2023, unless the Offer is extended or terminated. See Section 1 — “Terms of the Offer.”
Purchaser
Symphony Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation.
Who is offering to purchase my shares?
Symphony Acquisition Sub, Inc., or “Purchaser,” a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., is offering to purchase for cash, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Decibel. See the “Introduction” and Section 8 — “Certain Information Concerning Regeneron and Purchaser.”
Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Regeneron. We use the term “Regeneron” to refer to Regeneron Pharmaceuticals, Inc. alone, the term “Purchaser” to refer to Symphony Acquisition Sub, Inc. alone and the terms “Decibel” and the “Company” to refer to Decibel Therapeutics, Inc. alone. We use the term

“Acquired Corporation” to refer to each of Decibel and its subsidiaries, and we refer to Decibel and its subsidiaries, collectively, as the “Acquired Corporations.”
What are the classes and amounts of securities sought in the Offer?
We are offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Condition, any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer.
See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer because we want to acquire control of, and the entire equity interests in, Decibel. If the Offer is consummated, pursuant to the Merger Agreement, Regeneron intends, as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time (as defined below), to cause Purchaser to consummate the Merger (as defined below). Upon consummation of the Merger (as defined below), Decibel would cease to be a publicly traded company and would be a wholly owned subsidiary of Regeneron.
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay (i) $4.00 per Share, payable in cash without interest and subject to reduction for any applicable withholding taxes, plus (ii) one non-tradeable contractual CVR per Share representing the right of the holder to potentially receive up to an aggregate of $3.50 per CVR payable in cash without interest and subject to reduction for any applicable withholding taxes, upon the achievement of certain clinical development and regulatory milestones for Decibel’s lead investigational candidate, DB-OTO, within specified time periods and in accordance with the terms and subject to the conditions set forth in the CVR Agreement. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
Is there an agreement governing the Offer?
Yes. Regeneron, Purchaser and Decibel have entered into an Agreement and Plan of Merger, dated as of August 8, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Decibel (which we refer to as the “Merger”). If the conditions to the Offer (including the Minimum Condition) are satisfied and we consummate the Offer, we intend to effect the Merger without any vote or other action by the stockholders of Decibel pursuant to Section 251(h) of the DGCL.
See Section 11 — “The Merger Agreement; Other Agreements” and Section 15 — Conditions to the Offer.”
What is a CVR and how does it work?
Each CVR represents a non-tradeable contractual right to receive contingent payments of up to an aggregate of $3.50 per CVR, payable to the holder in cash, without interest and subject to reduction for any applicable withholding of taxes as follows if the following milestones are achieved:

•
$2.00 in cash, without interest and subject to reduction for any applicable withholding of taxes (“DB-OTO Milestone Payment”), payable upon the fifth participant being administered with DB-OTO in a clinical trial (the “DB-OTO Milestone”) on or prior to the earlier of (i) December 31, 2024 and (ii) the termination of the CVR Agreement (the earlier of the foregoing (i) and (ii), the “DB-OTO Milestone Expiration Date”); and

•
$1.50 in cash, without interest and subject to reduction for any applicable withholding of taxes (“Registration Study Milestone Payment,” and together with the DB-OTO Milestone Payment, the “Milestone Payments”), payable upon the first to occur of (a) the first participant being administered with DB-OTO in a registration enabling trial (as defined in the CVR Agreement) or (b) the receipt of acceptance for review of (i) a biologics license application by the U.S. Food and Drug Administration (the “FDA”), (ii) a marketing authorization application by the European Medicines Agency (“EMA”), (iii) a marketing authorization application by the U.K. Medicines and Healthcare Products Regulatory Agency or (iv) an equivalent application by the applicable national regulatory authority in any of Germany, France, Italy or Spain, in each case for DB-OTO (the “Registration Study Milestone” and, together with the DB-OTO Milestone, the “Milestones”), provided that (A) the DB-OTO Milestone has been previously achieved prior to the DB-OTO Milestone Expiration Date and (B) the Registration Study Milestone is achieved prior to the earlier of (x) December 31, 2028 and (y) the termination of the CVR Agreement.

Notwithstanding the foregoing:
•
in the case of any CVR received in respect of a Tranche 2 Option (as defined below), the DB-OTO Milestone Payment will equal the excess of $6.00 over the exercise price per share with respect to such Tranche 2 Option and the Registration Study Milestone Payment will equal $1.50 per CVR; and

•
in the case of any CVR received in respect of a Tranche 3 Option (as defined below), the Registration Study Milestone Payment will equal the excess of $7.50 over the exercise price per share with respect to such Tranche 3 Option (and no payment will be made upon the achievement of the DB-OTO Milestone).

Under the terms of the CVR Agreement, Regeneron will use Commercially Reasonable Efforts (as summarized below in Section 11 — “The Merger Agreement; Other Agreements”) to achieve the DB-OTO Milestone. However, the use of Commercially Reasonable Efforts does not guarantee that Regeneron will achieve the DB-OTO Milestone by a specific date or at all. Regeneron does not have any Commercially Reasonable Efforts obligation with regard to the Registration Study Milestone.
Each Milestone may only be achieved once. There can be no assurance that either Milestone will be achieved prior to its expiration or the termination of the CVR Agreement, or that any payments will become payable. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be due or payable to the holders of the CVRs. No interest will accrue or be payable in respect of any of the amounts that may become payable under the CVR Agreement.
The right to payment described above is solely a contractual right governed by the terms and conditions set forth in the CVR Agreement. Holders of the CVRs will have no greater rights against Regeneron or Purchaser than those accorded general, unsecured creditors under applicable law.
For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements.”
Is it possible that no payment will become payable to holders of CVRs?
Yes. It is possible that neither of the Milestones described above will be achieved, in which case you will receive only the Cash Consideration for any Shares you tender in the Offer and no payment with respect to the CVRs you hold. It is not possible to predict what payment (if any) will become payable with respect to the CVRs. The CVR Agreement requires Regeneron to use Commercially Reasonable Efforts (as summarized below in Section 11 — “The Merger Agreement; Other Agreements”) to achieve the DB-OTO Milestone, but there can be no assurance that any Milestone will be achieved or that any of the payments described above will be made. Regeneron does not have any Commercially Reasonable Efforts obligation with regard to the Registration Study Milestone.
For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements.”
May I transfer my CVRs?
The CVRs will not be transferable except:
•
upon death by will or intestacy;

•
by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

•
pursuant to a court order;

•
by operation of law or without consideration in connection with the dissolution, liquidation, or termination of any corporation, limited liability company, partnership or other entity;

•
in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company;

•
if the holder is a partnership or limited liability company, by a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or

•
to Regeneron or Purchaser in connection with the abandonment of such CVR by the applicable holder, including by transferring such CVR to Purchaser.

For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements.”
Are there any other material terms of the CVRs?
The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Regeneron, Purchaser, or Decibel.
The CVR Agreement provides that, other than the rights of the Rights Agent (as defined below) as set forth in the CVR Agreement, holders of at least 50% of the outstanding CVRs as set forth on the CVR Register (as defined below in Section 11 — “The Merger Agreement; Other Agreements”) have the sole right, on behalf of all holders of CVRs, by virtue or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. However, the foregoing does not limit the ability of an individual holder of CVRs to seek a payment due from the applicable party solely to the extent such payment amount has been finally determined to be due and payable and has not been paid within the period contemplated by the CVR Agreement.
Additionally, the CVR Agreement provides Regeneron and Purchaser the right to amend, without the consent of the holders of CVRs or the Rights Agent, the CVR Agreement in the following circumstances: (i) to evidence the appointment of a successor Rights Agent; (ii) to evidence the succession of another person to Regeneron or Purchaser; (iii) to add to the covenants of Regeneron or Purchaser for the protection of the holders (provided such amendment does not, individually or in aggregate, adversely affect the interests of the holders); (iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement (provided such amendment does not, individually or in aggregate, adversely affect the interests of the holders); (v) as may be necessary or appropriate, to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act (or similar registration or prospectus requirements under securities laws outside the United States); or

(vi) any other amendments for the purposes of adding, eliminating or changing any provisions of the CVR Agreement (provided such amendment does not, individually or in aggregate, adversely affect the interests of the holders).
For more information on the CVRs, see Section 11 — “The Merger Agreement; Other Agreements.”
Will you have the financial resources to make payment?
Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Regeneron and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer not already owned by Regeneron, to provide funding for the payment in respect of outstanding stock options and restricted stock units and to provide funding for the Merger is approximately $100 million, plus related fees and expenses. In addition, Regeneron and Purchaser will need approximately $97 million to pay the maximum aggregate amount that holders of CVRs may be entitled to receive if all Milestones are achieved. Regeneron and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Cash Consideration and the aggregate cash portion of the Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither Regeneron nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender my Shares in the Offer?
No, we do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash upon the achievement of the Milestones in accordance with the terms and subject to the conditions of the CVR Agreement);

•
the Offer is not subject to any financing condition;

•
Regeneron has and will have sufficient funds to purchase all Shares tendered pursuant to the Offer, as well as sufficient funds to pay the maximum aggregate amount that holders of CVRs may be entitled to receive; and

•
if we consummate the Offer, we will acquire all remaining Shares for the same consideration in the Merger as was paid in the Offer (i.e., the Offer Consideration).

While, for the reasons stated above, we do not believe our financial condition to be relevant to your decision to tender your Shares, you may consider the following in connection with your decision to tender your Shares in the Offer:
•
Regeneron’s future financial condition could deteriorate such that Regeneron would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payments if and when due;

•
holders of the CVRs will have no greater rights against Regeneron or the Surviving Corporation than those accorded to general unsecured creditors of Regeneron or the Surviving Corporation, as applicable, under applicable law;

•
the CVRs will be effectively subordinated in right of payment to all of Regeneron’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

•
the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Regeneron’s other subsidiaries; and

•
the filing of a bankruptcy petition by or on behalf of Regeneron or the Surviving Corporation may prevent Regeneron or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
Does Regeneron already own Shares?
Yes, as of August 8, 2023, Regeneron owned 2,097,314 Shares (representing approximately 8.3% of the outstanding Shares as of such date).
How long do I have to decide whether to tender my Shares in the Offer?
You will have until the end of the day, one minute after 11:59 p.m., Eastern Time, on September 22, 2023, unless we extend the Offer pursuant to the terms of the Merger Agreement (we refer to such date and time, as it may be extended in accordance with the terms of the Merger Agreement, as the “Expiration Date”) or the Offer is earlier terminated. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.
The date and time at which Purchaser accepts for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and under what circumstances?
Yes, the Offer can be extended.
If, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, Purchaser may, in its discretion (and without the consent of Decibel or any other Person), extend the Expiration Date of the Offer on one or more occasions, for an extension period of up to ten (10) business days per extension to permit such Offer Condition to be satisfied.
Subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, if, as of the then-scheduled Expiration Date, any Offer Condition (other than (x) the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and (y) the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, upon Decibel’s written request, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer for successive extension periods of ten (10) business days per extension, to permit such Offer Condition to be satisfied.
If, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived, at the written request of Decibel, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer on up to two (2) occasions for an additional period of up to ten (10) business days per extension, to permit the Minimum Condition to be satisfied.
Purchaser must, and Regeneron must cause Purchaser to, extend the Offer from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer.
In no event will Purchaser: (1) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and the End Date (as defined below) (we refer to such earlier occurrence as the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension

Deadline without the prior written consent of Decibel. Each of the extensions contemplated above is subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination. Except (i) as provided in Section 1.1(d) of the Merger Agreement, (ii) in the event that the Merger Agreement is terminated pursuant to Section 8 of the Merger Agreement or (iii) if Purchaser is not obligated to extend the Offer as provided in Section 1.1(c) of the Merger Agreement, Purchaser must not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Date without the prior written consent of Decibel.
Either Decibel or Regeneron may terminate the Merger Agreement, at any time prior to the time Purchaser accepts the Shares tendered pursuant to the Offer for payment (or if an Offer Termination (as defined below) has occurred, prior to the consummation of the Merger (which we refer to as the “Closing”)), if the Closing has not occurred in accordance with the terms of the Merger Agreement on or prior to midnight, Eastern Time, on February 8, 2024, which date, if an Offer Termination has not occurred, (1) will automatically be extended to May 8, 2024 if as of midnight Eastern Time on February 8, 2024, all of the Offer Conditions other than the Minimum Condition (as defined below), the Regulatory Condition to the Offer (as defined below), and the Governmental Authority Condition to the Offer (as defined below) (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law), are satisfied or waived and (2) will automatically be extended to August 8, 2024 if as of 11:59 p.m. Eastern Time, February 8, 2024, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived (such date, as it may be automatically extended, or as it may be automatically extended pursuant to the Merger Agreement if an Offer Termination has occurred, we refer to as the “End Date”).
See Section 1 — “Terms of the Offer” and Section 11 — “The Merger Agreement” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Computershare, which is the depository and paying agent for the Offer (which we refer to as the “Depository”), of any extension and will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.
See Section 1 — “Terms of the Offer.”
What are the conditions to the Offer?
The Offer is conditioned upon the satisfaction or waiver of the following conditions (which we refer to as the “Offer Conditions”):
•
there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (which we refer to as the “Minimum Condition”);

•
if a filing has been made pursuant to the HSR Act, any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (which we refer to as the “Regulatory Condition to the Offer”);

•
there is no judgment, temporary restraining order, preliminary or permanent injunction or other order issued by a governmental body of competent jurisdiction and remaining in effect preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger and no legal requirement has been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (which we refer to as the “Governmental Authority Condition to the Offer”);

•
the representations and warranties made by Decibel in the Merger Agreement are true and correct, subject to the materiality and other qualifications set forth in the Merger Agreement (which we refer to as the “Representations Condition”);

•
Decibel has complied with and performed in all material respects the covenants or agreements it is required to comply with or perform under the Merger Agreement (which we refer to as the “Obligations Condition”);

•
since the date of the Merger Agreement, there has not been any event, occurrence, development, circumstance, change or effect (which we refer to as an “Effect”) which, individually or in the aggregate, (i) has had a Material Adverse Effect (as defined below) that is continuing as of the scheduled Expiration Date or (ii) would reasonably be expected to have a Material Adverse Effect (which we refer to as, collectively, the “Material Adverse Effect Condition”);

•
Regeneron has received a certificate signed by Decibel’s Chief Executive Officer and Chief Financial Officer certifying that the Representations Condition, the Obligations Condition, and the Material Adverse Effect Condition have been satisfied; and

•
the Merger Agreement has not been terminated in accordance with its terms (which we refer to as the “Termination Condition”).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to (i) increase the amount of the Cash Consideration or the amount of any Milestone Payment, (ii) waive any Offer Condition (other than the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (solely in respect of any antitrust law)), and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement. Without the prior written consent of Decibel, Regeneron and Purchaser are not permitted to:
•
decrease the amount of the Cash Consideration or the amount of any Milestone Payment or otherwise amend any of the terms or conditions of the CVR Agreement in a manner adverse to any holder of Shares in the holder’s capacity as such;

•
change the form of consideration payable in the Offer;

•
decrease the maximum number of Shares sought to be purchased in the Offer;

•
impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer.”

•
amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law);

•
otherwise amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•
terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

•
provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

See Section 15 — “Conditions to the Offer.”
How do I tender my Shares?
If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of

Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.
If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after October 23, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for purchase the Shares validly tendered in the Offer.
See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.
See Section 4 — “Withdrawal Rights.”
What does the Decibel Board of Directors think of the Offer?
The Decibel Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Decibel and its stockholders, (ii) declared it advisable for Decibel to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Decibel of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if the Offer Acceptance Time occurs, the Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Decibel (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Decibel’s stockholders held for such purpose and any adjournment or postponement thereof in each case, on the terms and subject to the conditions of the Merger Agreement (the “Decibel Board Recommendation”).
See the “Introduction” and Section 10 — “Background of the Offer; Past Contacts or Negotiations with Decibel.” We expect that a more complete description of the reasons for the Decibel Board of Directors’ approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Decibel and filed with the SEC and mailed to all Decibel stockholders.
Have any Decibel stockholders entered into agreements with Regeneron or any of its affiliates requiring them to tender their Shares?
Yes. In connection with the execution of the Merger Agreement, certain Decibel stockholders (the “Supporting Stockholders”) have entered into certain Tender and Support Agreements, each dated as of August 8, 2023, with Regeneron and Purchaser (each, as it may be amended from time to time, a “Support Agreement” and, collectively, the “Support Agreements”). Subject to the terms and conditions of the Support

Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 32.0% of the total outstanding Shares as of August 21, 2023 (not including an additional 1,332,039 Company Options (as defined below) and 236,667 Company RSUs (as defined below) that are subject to the Support Agreements) and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. The Supporting Stockholders have also agreed to vote all Shares beneficially owned by them in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, and any other matter necessary to consummate such transactions, and not to vote in favor of, or tender their shares into, any competing offer or takeover proposal.
The Support Agreements will terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Regeneron and such Supporting Stockholder and (d) any amendment to the Merger Agreement or the Offer is effected without the Supporting Stockholders’ written consent that decreases the amount, or changes the form of consideration payable to all stockholders of Decibel pursuant to the terms of the Merger Agreement.
See Section 11 — “The Merger Agreement; Other Agreements — Support Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
If the Offer is consummated, will Decibel continue as a public company?
No. Immediately following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Regeneron and the Shares will no longer be publicly traded.
See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
If we consummate the Offer, and accordingly acquire a number of Shares that, together with the Shares then owned by Regeneron and its affiliates, exceeds the Minimum Condition, then, in accordance with the terms of the Merger Agreement, if an Offer Termination has not occurred, we will complete the Merger without a vote of the stockholders of Decibel pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger.
If an Offer Termination has not occurred, under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Decibel will not be required to vote on the Merger and if the Merger is consummated, will, if they did not otherwise tender their shares and do not otherwise properly demand appraisal rights under the DGCL, receive the same consideration, without interest and subject to reduction for any applicable withholding taxes, for their Shares as was payable in the Offer (which we refer to as the “Merger Consideration”). Decibel stockholders and beneficial owners will be entitled to appraisal rights under the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Decibel shall prepare, file and mail the Merger Proxy Statement to the Decibel stockholders related to the Decibel Stockholders Meeting; provided that if a filing has been made pursuant to the HSR Act, and any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
See Section 11 — “The Merger Agreement; Other Agreements,” Section 12 — “Purpose of the Offer; Plans for Decibel — Merger Without a Stockholder Vote” and Section 17 — “Appraisal Rights.”
If the Offer is not completed, will the Merger nevertheless be consummated?
The Merger Agreement provides for an alternative structure that can be utilized by the parties for the acquisition of Decibel if the Offer cannot be consummated under certain circumstances and the Merger Agreement is not otherwise terminated. Within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division or the FTC pursuant to 15 U.S.C. §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Decibel, provide a Meeting Election and require Decibel to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement in preliminary form related to a Decibel Stockholder Meeting. If Regeneron delivers a Meeting Election, Purchaser will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Decibel will prepare, file and mail the Merger Proxy Statement to the Decibel stockholders. If the Merger Agreement is adopted by holders of at least a majority of the outstanding shares entitled to vote thereon at the Decibel Stockholder Meeting, the Merger may still be completed even if the Offer is not completed. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Section 11 — “The Merger Agreement; Other Agreements.”
What is the market value of my Shares as of a recent date?
On August 8, 2023, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $2.79. On August 24, 2023, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $5.12. We encourage you to obtain a recent market quotation for the Shares before deciding whether to tender your Shares.
See Section 6 — “Price Range of Shares; Dividends.”
Will I be paid a dividend on my Shares during the pendency of the Offer?
No. The Merger Agreement provides that from the date of the Merger Agreement to the date of the Effective Time, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock (including the Shares).
See Section 6 — “Price Range of Shares; Dividends.”
Will I have appraisal rights in connection with the Offer?
No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders and beneficial owners will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders and beneficial owners must properly exercise and demand their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.
See Section 17 — “Appraisal Rights.”

What will happen to my stock options and restricted stock units in the Offer?
The Offer is made only for Shares and is not made for any compensatory options to purchase Shares (which we refer to as “Company Options”) or awards of restricted stock units representing the right to be issued Shares (which we refer to as “Company RSUs”). If you wish to tender Shares underlying Company Options, you must first exercise such option (to the extent exercisable) in accordance with its terms with sufficient time to tender pursuant to the Offer the Shares received upon exercise of such stock option.
Pursuant to the Merger Agreement, at the Effective Time:
•
each Company Option that is outstanding and unvested as of immediately prior to the Effective Time will vest in full;

•
each Company Option with an exercise price per Share that is less than the Cash Consideration (which we refer to as a “Tranche 1 Option”) that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled Tranche 1 Option will be entitled to (A) an amount in cash equal to the product of (x) the total number of Shares subject to such Tranche 1 Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Cash Consideration over the applicable exercise price per Share of such Tranche 1 Option, and (B) receive one CVR with respect to each Share subject to such Tranche 1 Option as of immediately prior to the Effective Time;

•
each Company Option with an exercise price per Share that is (a) equal to or greater than the amount of the Cash Consideration and (b) less than the sum of (i) the amount of the Cash Consideration and (ii) the amount of the DB-OTO Milestone Payment (which we refer to as a “Tranche 2 Option”), and each Company Option with an exercise price per Share that is (a) equal to or greater than the sum of (i) the amount of the Cash Consideration and (ii) the amount of the DB-OTO Milestone Payment and (b) less than the sum of (i) the amount of the Cash Consideration, (ii) the amount of the DB-OTO Milestone Payment and (iii) the amount of the Registration Study Milestone Payment (which we refer to as a “Tranche 3 Option”), that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled Company Option will be entitled to receive one CVR with respect to each Share subject to such Company Option as of immediately prior to the Effective Time (it being understood, for the avoidance of doubt, that the terms applicable to the CVRs received in respect of Tranche 2 Options or Tranche 3 Options differ from those applicable to other CVRs, as set forth in the CVR Agreement and described further above); and

•
each Company Option other than a Tranche 1 Option, a Tranche 2 Option or a Tranche 3 Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

At the Effective Time, each Company RSU that is then outstanding, whether or not vested, shall be cancelled and the holder thereof shall be entitled to (i) an amount in cash equal to the product of (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time (without regard to vesting) multiplied by (y) the Cash Consideration, and (ii) receive one CVR with respect to each Share subject to such Company RSU as of immediately prior to the Effective Time (without regard to vesting).
See Section 11 — “The Merger Agreement — Treatment of Equity Awards.”
What will happen to my rights to purchase shares under Decibel Therapeutics, Inc.’s Amended and Restated 2021 Employee Stock Purchase Plan?
The Offer is made only for Shares and not for rights to purchase shares under the Amended and Restated 2021 Employee Stock Purchase Plan (which we refer to as the “Company ESPP”). The Company ESPP will continue to be operated in accordance with its terms for the current offering period, except that participants may not increase the amount of payroll deductions into the Company ESPP during the current offering period from those in effect as of the date of the Merger Agreement, individuals who did not participate in the Company ESPP as of the date of the Merger Agreement may not commence participation in the Company ESPP and, depending on when the Effective Time occurs, the current offering period may be terminated early in order for accumulated contributions to be used to purchase Shares prior to the Effective Time. Each purchase right issued pursuant to the Company ESPP must be fully exercised no later than five (5) business days prior to the Effective Time. The Company ESPP will terminate effective upon the Effective Time. No new offering periods will commence following the execution of the Merger Agreement.
Shares held in participants’ accounts under the Company ESPP may be tendered in accordance with the terms of the Offer.
See Section 11 — “The Merger Agreement; Other Agreements — Treatment of Company ESPP.”
What are the material U.S. federal income tax consequences of tendering Shares?
The receipt of cash and CVRs in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder (as defined in Section 5 — “Certain U.S. Federal Income Tax Consequences”) recognizes, and the timing of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty. As a result of the CVRs, the receipt of the Offer Consideration or Merger Consideration, as applicable, may be treated as a “closed transaction” or an “open transaction” for U.S. federal income tax purposes, which affects the amount of gain or loss recognized at the time of the consummation of the Offer or the Merger, as applicable. In addition, it is not entirely clear to what extent payments in the future in respect of a CVR would be taxed at capital gains rates.
We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.
See Section 5 — “Certain U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger and the U.S. federal income tax treatment of the CVRs.
Who should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated toll-free at (877) 456-3402. Banks and brokerage firms may call collect at (212) 750-5833. Innisfree M&A Incorporated is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION
To the Holders of Shares of Common Stock of Decibel:
Symphony Acquisition Sub, Inc., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned subsidiary of Regeneron Pharmaceuticals, Inc., a New York corporation (which we refer to as “Regeneron”), is offering to purchase, subject to the satisfaction of the Minimum Condition, as defined below, any and all of the outstanding shares of common stock, par value $0.001 per share (which we refer to as the “Shares”), of Decibel Therapeutics, Inc., a Delaware corporation (which we refer to as “Decibel” or the “Company”), in exchange for (i) $4.00 per Share, payable in cash without interest and subject to reduction for any applicable withholding taxes (which we refer to as the “Cash Consideration”), plus (ii) one non-tradeable contractual CVR per Share representing the right of the holder to potentially receive up to an aggregate of $3.50 per CVR payable in cash without interest and subject to reduction for any applicable withholding taxes, upon the achievement of certain clinical development and regulatory milestones for Decibel’s lead investigational candidate, DB-OTO, within specified time periods and in accordance with the terms and subject to the conditions of a contingent value rights agreement (which, as it may be amended from time to time, we refer to as the “CVR Agreement”) to be entered into with a rights agent mutually agreeable to Regeneron and Decibel (which CVR, together with the Cash Consideration, we refer to as the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Offer to Purchase (which we refer to as this “Offer to Purchase”) and in the related Letter of Transmittal (which we refer to as the “Letter of Transmittal” and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes, and we refer to as, the “Offer”).
We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 8, 2023 (which, as it may be amended from time to time, we refer to as the “Merger Agreement”), by and among Regeneron, Purchaser and Decibel. The Merger Agreement provides, among other things, that if the Offer is consummated, as soon as practicable after the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Decibel (which we refer to as the “Merger”) without a vote of the stockholders of Decibel in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), with Decibel continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than any Shares held by Decibel, Regeneron or any of their respective wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted into the right to receive (i) $4.00 per Share, payable in cash without interest and subject to reduction for any applicable withholding taxes, plus (ii) one non-tradeable contractual CVR per Share representing the right of the holder to potentially receive up to an additional $3.50 per Share payable in cash without interest and subject to reduction for any applicable withholding taxes, upon the achievement of certain clinical development and regulatory milestones for Decibel’s lead investigational candidate, DB-OTO, within specified time periods and in accordance with and subject to the conditions of a CVR Agreement. As a result of the Merger, Decibel will cease to be a publicly traded company and will become a wholly owned subsidiary of Regeneron. Under no circumstances will interest be paid on the consideration for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.
Alternatively, if a filing has been made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) or the Federal Trade Commission (which we refer to as the “FTC”) pursuant to 15 U.S.C. §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Decibel, by providing written notice to Decibel (which we refer to as a “Meeting Election”), require Decibel to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement (as defined below). If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer (which we refer to as an “Offer Termination”), and Decibel shall prepare, file and mail the Merger Proxy Statement to the

Decibel stockholders; provided that if a filing has been made pursuant to the HSR Act and the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
The Merger Agreement is more fully described in Section 11 — “The Merger Agreement; Other Agreements,” which also contains a discussion of the treatment of Decibel compensatory stock options and restricted stock units in the Merger.
Tendering stockholders who are record owners of their Shares and who tender directly to Computershare, the depository and paying agent for the Offer (which we refer to as the “Depository”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”) and (B) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the Regulatory Condition to the Offer (as defined below) and (iii) the Governmental Authority Condition to the Offer (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered in accordance with the terms of the Offer, and not validly withdrawn, on or prior to the end of the day, one minute after 11:59 p.m., Eastern Time, on September 22, 2023 (which we refer to as the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire), together with all other Shares (if any) beneficially owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer. The “Regulatory Condition to the Offer” requires that, if a filing has been made pursuant the HSR Act, any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated. The “Governmental Authority Condition to the Offer” requires that there has not been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger, and no legal requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.”
The Decibel Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interest of, Decibel and its stockholders, (ii) declared it advisable to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by Decibel of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that, (a) if an Offer Termination has not occurred, the Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer and (b) if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement, and (v) resolved to recommend that the stockholders of Decibel (1) accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (2) adopt the Merger Agreement at any meeting of Decibel’s stockholders held for such purpose and any adjournment or postponement thereof in each case, on the terms and subject to the conditions of the Merger Agreement (the “Decibel Board Recommendation”).
A more complete description of the Decibel Board of Directors’ reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Decibel (which, together with any exhibits and annexes attached thereto, we refer to as the “Schedule 14D-9”), that will be furnished by Decibel to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the subheadings “Background of the Offer and the Merger” and “Reasons for the Recommendation.”
As of August 8, 2023, Regeneron owned 2,097,314 Shares (representing approximately 8.3% of the outstanding Shares as of such date). In connection with the execution of the Merger Agreement, certain Decibel stockholders (the “Supporting Stockholders”) have entered into certain Tender and Support Agreements, each dated as of August 8, 2023, with Regeneron and Purchaser (each, as it may be amended from time to time, a “Support Agreement” and collectively, the “Support Agreements”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 32.0% of the total outstanding Shares as of August 21, 2023 (not including an additional 1,332,039 Company Options and 236,667 Company RSUs that are subject to the Support Agreements) and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. See Section 11 — “The Merger Agreement; Other Agreements — Support Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.
Decibel has advised Regeneron that, as of the close of business on August 21, 2023, 25,325,711 Shares were outstanding.
Pursuant to the Merger Agreement, the directors and officers of Purchaser as of immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If an Offer Termination has not occurred and the conditions to the Offer (including the Minimum Condition) are satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the vote of the stockholders of Decibel.
Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger, including certain U.S. federal income tax consequences of the receipt of the CVRs, are described in Section 5 — “Certain U.S. Federal Income Tax Consequences.”
Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders and beneficial owners of Decibel will be entitled to appraisal rights under the DGCL in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders and beneficial owners must properly exercise and demand their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17 — “Appraisal Rights.”
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the business day following) the Expiration Date of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn, as permitted under Section 4 — “Withdrawal Rights”) pursuant to the Offer and (ii) on or prior to the date of the Offer Acceptance Time, deposit, or cause to be deposited, with the Depository cash sufficient to pay the aggregate Cash Consideration for such Shares.
The date and time at which Purchaser irrevocably accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”
The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (A) the Termination Condition and (B) the satisfaction of (i) the Minimum Condition, (ii) the Regulatory Condition to the Offer and (iii) the Governmental Authority Condition to the Offer. We refer to these conditions and the other conditions described in Section 15 — “Conditions to the Offer” as the “Offer Conditions.”
We have agreed in the Merger Agreement that subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, if, as of the then-scheduled Expiration Date, any Offer Condition (other than (x) the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and (y) the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron, upon Decibel’s written request, Purchaser must, and Regeneron must cause Purchaser to, extend the Offer for successive extension periods of ten (10) business days per extension, to permit such Offer Condition to be satisfied.
We have also agreed in the Merger Agreement that if, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived, at the written request of Decibel, Purchaser shall, and Regeneron shall cause Purchaser to, extend the Offer on up to two (2) occasions for an additional period of up to ten (10) business days per extension, to permit the Minimum Condition to be satisfied.
We have also agreed in the Merger Agreement that Purchaser must, and Regeneron must cause Purchaser to, extend the Offer from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer.
We have also agreed in the Merger Agreement that in no event will Purchaser: (1) be required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement and the End Date (as defined below) (we refer to such earlier occurrence as the “Extension Deadline”); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Decibel; provided that, in each case, the extensions contemplated above shall be subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination pursuant to Section 1.1(d) of the Merger Agreement. Except (i) as provided in Section 1.1(d) of the Merger Agreement, (ii) in the event that the Merger Agreement is terminated pursuant to Section 8 of the Merger Agreement or (iii) if Purchaser is not obligated to extend the Offer as provided in Section 1.1(c) of the Merger Agreement. Purchaser shall not terminate the Offer, or permit the Offer to expire, prior to any scheduled Expiration Date without the prior written consent of Decibel.
Either Decibel or Regeneron may terminate the Merger Agreement, at any time prior to the time Purchaser accepts the Shares tendered pursuant to the Offer for payment (or if an Offer Termination (as defined below) has occurred, prior to the Closing), if the Closing has not occurred in accordance with the terms of the Merger Agreement on or prior to midnight, Eastern Time, on February 8, 2024, (x) which date will automatically be extended to May 8, 2024 if, as of midnight Eastern Time on February 8, 2024, (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition (as defined below), the Regulatory Condition to the Offer (as defined below), and the Governmental Authority Condition to the Offer (as defined below) (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law), are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger other than the Stockholder Approval Condition to the Merger (as defined below), the Regulatory Condition to the Merger (as defined below), and the Governmental Authority Condition to the Merger (as defined below) (in the case of the Regulatory Condition to the Merger and the Governmental Authority Condition to the Merger, solely in respect of any antitrust law), are satisfied or waived and (y) which date will automatically be extended to August 8, 2024 if as of 11:59 p.m. Eastern Time, February 8, 2024 (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger, other than the Regulatory Condition to the Merger and the Governmental Authority Condition to the Merger (solely in respect of any antitrust law) are satisfied or waived (such date, as it may be automatically extended, we refer to as the “End Date”). Although Decibel and Regeneron do not presently anticipate that an HSR Act filing will be required, the “Regulatory Condition to the Merger” requires that, if a filing has been made pursuant the HSR Act, any waiting period (and any extension thereof) applicable to the Merger under the HSR Act has expired or been terminated. The “Governmental Authority Condition to the Merger” requires that there has not been issued by any governmental body of competent jurisdiction and remaining in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, and no legal requirement promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.
Additionally, within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division or the FTC pursuant to 15 U.S.C. §18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Decibel, provide a Meeting Election and require Decibel to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC the Merger Proxy Statement in preliminary form related to a Decibel Stockholder Meeting. If Regeneron delivers a Meeting Election, Regeneron will (and Regeneron will cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer. A termination of the Offer in such circumstances will not, in and of itself, give rise to a right of termination of the Merger Agreement, and the obligations of the parties (other than those related to the Offer) will continue to remain in effect, including those obligations with respect to the Merger.
Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any of the Offer Conditions and to make any change in the terms of or conditions to the Offer, except that, without the prior written consent of Decibel, Regeneron and Purchaser are not permitted to (i) decrease the amount of the Cash Consideration or the amount of any Milestone Payment or otherwise amend any of the terms or conditions of the CVR Agreement in a manner adverse to any holder of Shares in the holder’s capacity as such, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer”, (v) amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law), (vi) amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination), or (viii) provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.
If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 —“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period generally is required to allow for adequate dissemination to stockholders and investor response.
If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for purchase in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.
The Merger Agreement does not contemplate a subsequent offering period for the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15 — “Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11 — “The Merger Agreement; Other Agreements — Termination.”
As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Decibel in accordance with Section 251(h) of the DGCL.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser must (and Regeneron must cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Decibel will prepare, file and mail the Merger Proxy Statement to the Decibel stockholders related to the Decibel Stockholder Meeting; provided that if a filing has been made pursuant to the HSR Act, and any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. Decibel and Regeneron do not presently anticipate that an HSR Act filing will be required. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Decibel has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Decibel and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.   Acceptance for Payment and Payment for Shares.
Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15 —“Conditions to the Offer,” we will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the business day following) the Expiration Date of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) on or prior to the date of the Offer Acceptance Time, deposit, or cause to be deposited, with the Depository cash sufficient to pay the aggregate Cash Consideration for such Shares.
Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act if required. See Section 16 — “Certain Legal Matters; Regulatory Approvals.”
In all cases, we will promptly pay, or cause to be paid, for Shares tendered and accepted for purchase pursuant to the Offer only after timely receipt by the Depository of (i) the certificates evidencing such Shares (which we refer to as the “Certificates”) or confirmation of a book-entry transfer of such Shares (which we refer to as a “Book-Entry Confirmation”) into the Depository’s account at The Depository Trust Company (which we refer to as “DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.
The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depository and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn if and when we give oral or written notice to the Depository of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the Cash Consideration for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for purchase. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4 —“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the consideration for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.
3.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders.   In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Certificates evidencing tendered Shares must be received by the Depository at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depository, in each case prior to the Expiration Date.
Book-Entry Transfer.   The Depository will establish an account with respect to the Shares at DTC for purposes of the Offer within five (5) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depository’s account at DTC in accordance with DTC’s procedures for such transfer. Delivery of documents to DTC does not constitute delivery to the Depository.
Guarantee of Signatures.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•
the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each of which we refer to as an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for purchase or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depository of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depository’s account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depository.
The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depository (including, in the case of a book-entry transfer, receipt of a Book-Entry

Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.
Irregularities.   The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Regeneron, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Decibel’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Decibel’s stockholders.
Information Reporting and Backup Withholding.   Payments made to stockholders of Decibel in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. In addition, payments pursuant to the CVRs may be subject to information reporting and backup withholding. To avoid backup withholding, stockholders that are “United States persons” (as defined in the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”)) that do not otherwise establish an exemption should complete and return the Internal Revenue Service (which we refer to as the “IRS”) Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, that the taxpayer identification number provided by such stockholder is correct, and that such stockholder is not subject to backup withholding. Stockholders that are not “United States persons” should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depository or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders should consult their own tax advisors to determine which IRS Form W-8 is appropriate. Failure to provide the correct information on IRS Form W-9 or the applicable IRS Form W-8 may subject the applicable stockholder to backup withholding on payments made with respect to Shares surrendered, as well as penalties imposed by the IRS.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder’s United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.
4.   Withdrawal Rights.
Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, immediately after 11:59 p.m., New York time, on September 22, 2023, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 23, 2023, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth in this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.
We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Regeneron, Purchaser, the Depository, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Certain U.S. Federal Income Tax Consequences.
The following is a general discussion of certain U.S. federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger. The summary is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.
The summary applies only to U.S. Holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address U.S. federal taxes other than the income tax. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its, his or her particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and other financial institutions, insurance companies, tax-exempt organizations (including private foundations), retirement plans, holders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, traders that use the mark-to-market method of accounting with respect to their securities, holders who are required to recognize income or gain with respect to the Offer no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, holders holding Shares that are part of a straddle, hedging, constructive sale, conversion transaction or other integrated transaction, holders who receive cash pursuant to the exercise of appraisal rights, holders that hold their Shares as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code, and holders who received Shares pursuant to the exercise of employee stock options, or otherwise as compensation).
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all of the trust’s substantial decisions or (B) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes. This discussion does not address the tax consequences to holders who are not U.S. Holders.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a person treated as a partner in such partnership generally will depend upon the status of the partner and the partnership’s activities. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes that hold Shares and persons treated as partners in such partnerships should consult their tax advisors regarding the specific U.S. federal income tax consequences to them of the Offer and the Merger.
Because individual circumstances may differ, each holder should consult its, his or her own tax advisor to determine the particular tax consequences of the Offer and the Merger to it, him or her, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.
General.   The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CVRs, with respect to which there is substantial uncertainty.
Pursuant to U.S. Treasury Regulations addressing contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and include the fair market value of the CVRs as additional consideration received at the consummation of the Offer or the Merger, as applicable, for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. It is the position of the IRS, reflected by Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain that open transaction treatment is available. The installment method of reporting any gain attributable to the receipt of a CVR will not be available because Decibel’s common stock is traded on an established securities market.
The following summary discusses the possible tax treatment if the receipt of the Offer Consideration or Merger Consideration, as applicable, is treated as a closed transaction or, alternatively, as an open transaction. It is also possible that the CVRs may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge U.S. Holders to consult their tax advisors with respect to the proper characterization of the receipt of the CVRs.
Under either “closed” or “open” transaction treatment, gain or loss realized in the transaction must be determined separately for each identifiable block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged in the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period for the Shares is more than one (1) year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.
Treatment as Closed Transaction.   If the value of the CVRs can be “reasonably ascertained,” the transaction generally would be treated as a “closed” transaction for U.S. federal income tax purposes. If the receipt of the Offer Consideration or Merger Consideration, as applicable, is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. Holder who exchanges Shares for cash and CVRs pursuant to the Offer or the Merger will generally recognize gain or loss for U.S. federal income tax purposes upon consummation of the Offer or the Merger, as applicable, in an amount equal to the difference, if any, between (i) the sum of the amount of cash received and the fair market value of the CVRs, determined on the date of the consummation of the Offer or the Merger, as applicable, and (ii) the U.S. Holder’s adjusted tax basis in the Shares exchanged. If a U.S. Holder acquired Shares by purchase, the U.S. Holder’s adjusted tax basis in its Shares will generally equal the amount the U.S. Holder paid for the relevant Shares, less any returns of capital that the U.S. Holder might have received with regard to the relevant Shares.
If the transaction is treated as a “closed” transaction for U.S. federal income tax purposes, a U.S. Holder’s initial tax basis in the CVRs will equal the fair market value of the CVRs on the date of the consummation of the Offer or the Merger, as applicable. The holding period of the CVRs will begin on the day following the date of the consummation of the Offer or the Merger, as applicable.
There is no direct authority with respect to the treatment of contingent payments similar to the CVR payments if the transaction is treated as a “closed transaction.” U.S. Holders should therefore consult their tax advisors as to the taxation of such payments. Although not entirely clear, as payments are received with respect to CVRs, a portion of each payment will likely be characterized as interest under Section 483 of the Code. The interest amount will equal the excess of the amount received over its present value at the consummation of the Offer or the Merger, as applicable, calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The U.S. Holder of a CVR must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. Holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of each payment received that is not treated as interest will likely be treated as “principal” and applied against the U.S. Holder’s tax basis in the CVR, with any amount in excess of basis taxable to the holder as capital gain. To the extent that the ultimate amount paid with respect to the CVR that is treated as principal is less than the U.S. Holder’s tax basis in the CVR, the U.S. Holder will likely treat the difference as capital loss.
Treatment as Open Transaction.   In the event that this transaction constitutes a “rare and extraordinary” case in which the value of the CVRs cannot be reasonably ascertained, the receipt of the CVRs generally would be treated as an “open transaction.” If the receipt of the Offer Consideration or Merger Consideration, as applicable, is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder would generally recognize capital gain for U.S. federal income tax purposes in the year of the Offer or Merger, as applicable, if and to the extent the cash received upon the consummation of the Offer or the Merger, as applicable, exceeds such U.S. Holder’s adjusted tax basis in the Shares exchanged. A U.S. Holder would not recognize loss for U.S. federal income tax purposes in the year of the Offer or Merger, as applicable, if such adjusted tax basis exceeds the amount of cash received upon the consummation of the Offer or the Merger. A U.S. Holder would take no tax basis in the CVRs and, as discussed below, would be subject to tax as payments with respect to the CVRs are made or deemed made in accordance with the U.S. Holder’s regular method of accounting, but only to the extent the sum of such payments (and all previous payments under the CVRs), together with the amount of cash received upon consummation of the Offer or the Merger, exceeds such U.S. Holder’s adjusted tax basis in the Shares exchanged. A portion of such payments should be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain.
If the transaction is treated as an “open transaction,” a payment in the future to a U.S. Holder of a CVR should be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a CVR will be treated as interest (as described above under “— Treatment as Closed Transaction”), which will be ordinary income to the U.S. Holder of a CVR. The portion of the payment pursuant to a CVR that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.
Subject to the imputed interest rules discussed above, a U.S. Holder who does not receive an amount of cash pursuant to the Offer or the Merger (including for this purpose any cash received as payments on the CVRs) at least equal to such U.S. Holder’s adjusted tax basis in the Shares exchanged will recognize a capital loss in the year that the U.S. Holder’s right to receive further payments under the CVRs terminates. U.S. Holders are urged to consult their tax advisors as to whether the transaction should be treated as an open or closed transaction.
Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, U.S. Holders are urged to consult their tax advisors concerning the tax consequences resulting from the receipt of the CVRs in the Offer or the Merger, as applicable.
A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is generally subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depository or an exemption applies. In addition, a U.S. Holder who receives payments pursuant to the CVRs may be subject to information reporting and backup withholding. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Information Reporting and Backup Withholding.”
6.   Price Range of Shares; Dividends.
The Shares currently trade on Nasdaq under the symbol “DBTX.” Decibel has advised Regeneron that, as of the close of business on August 21, 2023, 25,325,711 Shares were outstanding.
The following table sets forth, for the periods indicated, the high and low intraday sale prices per Share for each quarterly period since February 12, 2021, when the Shares began trading publicly, as reported on Nasdaq, and the quarterly cash dividends declared per Share for each such quarterly period.
	High	Low	Cash Dividends Declared
Fiscal Year Ended December 31, 2021
First Quarter (beginning on February 11, 2021)	$24.39	$10.41	$0
Second Quarter	$11.69	$6.18	$0
Third Quarter	$9.75	$6.60	$0
Fourth Quarter	$8.66	$4.49	$0
Fiscal Year Ended December 31, 2022
First Quarter	$5.14	$2.81	$0
Second Quarter	$4.28	$1.83	$0
Third Quarter	$5.78	$3.38	$0
Fourth Quarter	$4.21	$1.61	$0
Fiscal Year Ended December 31, 2023
First Quarter	$5.40	$1.85	$0
Second Quarter	$4.90	$2.41	$0
Third Quarter (through August 24, 2023)	$5.17	$2.70	$0

On August 8, 2023, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on Nasdaq was $2.79. On August 24, 2023, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $5.12.
The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, except with the prior written consent of Regeneron, Decibel will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (including the Shares).
7.   Certain Information Concerning Decibel.
Except as specifically set forth herein, the information concerning Decibel contained in this Offer to Purchase has been taken from or is based upon information furnished by Decibel or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Decibel’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.
General.   The following description of Decibel and its business has been taken from Decibel’s annual report on Form 10-K for the fiscal year ended December 31, 2022 and quarterly report on Form 10-Q for the quarterly period ended June 30, 2023, and is qualified in its entirety by reference to such Form 10-K and Form 10-Q.
Decibel was incorporated under the laws of the State of Delaware under the name Hearing, Inc. in November 2013. It changed its name in April 2014. Decibel’s common stock trades on Nasdaq Global Select Market under the symbol “DBTX.” Decibel’s principal executive offices are located at 1325 Boylston Street, Suite 500, Boston, Massachusetts 02215 and its telephone number is (617) 370-8701. Decibel’s internet address is www.decibeltx.com.
Decibel is a clinical-stage biotechnology company dedicated to discovering and developing transformative treatments for hearing and balance disorders, one of the largest areas of unmet need in medicine. It aims to restore and improve hearing and balance through the restoration and regeneration of functional hair cells and non-sensory support cells within the inner ear. It has built a proprietary platform that integrates single-cell genomics and bioinformatics analyses, precision gene therapy technologies and its expertise in inner ear biology. It is leveraging its platform to advance its pipeline of gene therapy product candidates and programs that are designed to selectively replace genes for the treatment of congenital, monogenic hearing loss and to regenerate inner ear hair cells for the treatment of acquired hearing and balance disorders. It is developing its lead gene therapy product candidate, DB-OTO, to provide durable, high quality, physiological hearing to individuals with profound, congenital hearing loss caused by mutations of the otoferlin gene.
Decibel has initiated CHORDTM, a Phase 1/2 dose escalation clinical trial designed to evaluate the safety, tolerability and efficacy of DB-OTO in pediatric patients with congenital hearing loss due to an otoferlin deficiency. Patient screening activities have commenced and Decibel anticipates dosing its first patient in the second half of 2023.
In October 2022, Decibel received clearance from the U.S. Food and Drug Administration (the “FDA”) for its Investigational New Drug (“IND”) application to initiate CHORD. It has also received approval from the United Kingdom (the “U.K.”) Medicines and Healthcare Products Regulatory Agency (“MHRA”) and the Spanish Agency of Medicines and Medical Devices for its Clinical Trial Applications to initiate CHORD in the U.K. and Spain. The Phase 1/2 clinical trial is designed to evaluate the safety, tolerability and efficacy of DB-OTO in pediatric patients with congenital hearing loss caused by mutations of the otoferlin gene. In addition to safety and tolerability endpoints, established, clinically relevant, objective and behavioral measurements of hearing will be used as efficacy endpoints in the clinical trial. The auditory brainstem response (“ABR”) will serve as an early, objective, clinically accepted readout of hearing thresholds in the clinical trial. ABR is a physiologic measure of hearing sensitivity routinely used in diagnosis of newborn hearing loss. Individuals with otoferlin-related hearing loss typically have no detectable ABR.

Decibel has previously used ABR to characterize dose-response of DB-OTO after intra-cochlear delivery in translational animal studies. Decibel expects the first two participants in the U.S. portion of the Phase 1/2 clinical trial will be as young as seven years of age and that subsequent participants will include children as young as two years of age and infants younger than two years of age. Decibel expects to dose infants two years of age and younger in the U.K. and Spanish portions of the Phase 1/2 clinical trial. Decibel anticipates reporting the initial safety and tolerability data and preliminary efficacy data, as measured by ABR, from the first patients in the Phase 1/2 clinical trial in the first quarter of 2024. The FDA and the European Medicines Agency have granted orphan drug designation and the FDA has granted rare pediatric disease designation for DB-OTO for the treatment of OTOF-related, congenital hearing loss.
On August 25, 2023, Decibel announced that the FDA had granted fast track designation for DB-OTO.
In addition to DB-OTO, it is advancing AAV.103 to restore hearing in individuals with mutations in the gap junction beta-2 gene, AAV.104 to restore hearing in individuals with mutations in the stereocilin gene and AAV.105 to restore hearing in individuals with another single gene mutation. Decibel has selected a product candidate for the AAV.103 program and has initiated manufacturing activities to support IND enabling studies. It also has gene therapy programs to convert supporting cells, the cells adjacent to hair cells, into either cochlear or vestibular hair cells in order to restore hearing or balance function. In addition to its gene therapy programs, it is developing DB-020 for the prevention of cisplatin-induced hearing loss. It ceased enrolling patients in its Phase 1b clinical trial of DB-020, subsequent to announcing the positive results from the interim analysis from the first 19 patients enrolled in the trial. In July 2023, Decibel received breakthrough therapy designation from the FDA for DB-020 for protection against hearing loss associated with cisplatin chemotherapy.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, Decibel is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Decibel’s directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Decibel’s securities, any material interests of such persons in transactions with Decibel and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 28, 2023. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov.
8.   Certain Information Concerning Regeneron and Purchaser.
Regeneron and Purchaser.   Regeneron is a fully integrated biotechnology company that discovers, invents, develops, manufactures, and commercializes medicines for people with serious diseases. Regeneron’s products and product candidates in development are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, pain, hematologic conditions, infectious diseases, and rare diseases. Regeneron’s core business strategy is to maintain a strong foundation in basic scientific research and discovery-enabling technologies, and to build on that foundation with Regeneron’s clinical development, manufacturing, and commercial capabilities. Regeneron’s objective is to continue to advance as an integrated, multi-product biotechnology company that provides patients and medical professionals with important medicines for preventing and treating human diseases. Regeneron was incorporated in the State of New York in 1988.
Purchaser is a Delaware corporation formed on July 21, 2023 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement and the Support Agreements. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Decibel will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Regeneron.

Regeneron’s and Purchaser’s principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 and their telephone number is (914) 847-7000. Regeneron’s internet address is www.regeneron.com.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Regeneron and Purchaser are listed in Schedule I to this Offer to Purchase.
During the last five years, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.
As of August 8, 2023, Regeneron owned 2,097,314 Shares (representing approximately 8.3% of the outstanding Shares as of such date).
Christine A. Poon, who is the Lead Independent Director of Regeneron’s Board of Directors, was formerly on the Decibel Board of Directors. Ms. Poon resigned from her position on the Decibel Board of Directors on December 3, 2021. Ms. Poon’s resignation was not related to any disagreement with Decibel or any matter relating to its operations, policies or practices. As of August 21, 2023, Ms. Poon does not own any Shares.
In November 2017, Decibel entered into a license and collaboration agreement with Regeneron, as amended (the “Collaboration Agreement”). The Collaboration Agreement is focused on the discovery and development of new potential therapies directed to a set of defined collaboration targets. Decibel is currently developing DB-OTO, AAV.103 and AAV.104 in collaboration with Regeneron under the Collaboration Agreement. The Collaboration Agreement had an initial research term of five years, and granted Regeneron the right to extend the research term for up to two years in one-year intervals for the payment of $10.0 million for each one-year extension. In November 2021, Regeneron exercised its right to extend the research term and extended the research term by one year to November 2023.
In October 2020, Decibel entered into an amendment to the Collaboration Agreement (the “First Amendment”) pursuant to which, among other things, ATOH1, the target of Decibel’s DB-ATO program, was removed as a collaboration target and the terms and plans for the DB-OTO and AAV.103 programs were modified. Decibel issued 10,000,000 shares of its Series C convertible preferred stock to Regeneron in consideration for its entry into the First Amendment, which shares converted into 791,439 shares of common stock upon the consummation of Decibel’s initial public offering.
In February 2023, Decibel and Regeneron further amended the Collaboration Agreement (the “Second Amendment”) to provide for accelerated development milestone payments by Regeneron to Decibel for clinical development milestones for DB-OTO and pre-investigational new drug milestones for AAV.103.
Pursuant to the Collaboration Agreement, during the research term, Decibel established research plans that specify the activities each party undertakes with respect to the discovery or development of therapies directed to specific collaboration targets (referred to as “collaboration products”). Each party is responsible for its own respective costs and has agreed to use commercially reasonable efforts to complete the activities as designated in the agreed-upon research plan. For the DB-OTO program, Decibel has also committed to utilize a specified level of research personnel in the program. Additional collaboration targets may be added to the Collaboration Agreement by mutual consent or if they arise from certain novel target identification activities conducted under the Collaboration Agreement and achieve mutually agreed validation criteria. As between the parties, Decibel is primarily responsible for the direction and conduct of the research program, however, Regeneron contributes various technologies and expertise of its own as well as employees and research services by mutual agreement. A joint research committee oversees the research program.
A joint product committee will oversee development and commercialization of a collaboration product following IND acceptance for such collaboration product. As between the parties, Decibel is solely responsible for developing and commercializing collaboration products in the field of hearing loss and balance disorders. Decibel has an obligation to use commercially reasonable efforts to develop and commercialize such collaboration products in the field. During the term of the Collaboration Agreement, neither Decibel nor Regeneron may develop or commercialize any products directed to collaboration targets in the field of treatment and prevention of disease involving loss of hearing or balance, other than pursuant to the Collaboration Agreement.
Pursuant to the Collaboration Agreement, Regeneron paid Decibel an upfront fee of $25.0 million and purchased 12,500,000 shares of Decibel’s Series B convertible preferred stock (the “Series B preferred stock”) at a price per share of $2.00, which shares converted into 989,299 shares of common stock upon the consummation of Decibel’s initial public offering. In November 2021, Regeneron exercised its right to extend the research term for one year to November 15, 2023 and paid Decibel an extension fee of $10 million. On a collaboration-product-by-collaboration-product basis, upon achievement of pre-defined milestones which begin at initiation of manufacturing to support Good Laboratory Practices (“GLP”) toxicology studies and conclude at initiation of a Phase 2 clinical trial, Regeneron is obligated to pay Decibel milestone payments of up to $35.5 million in the aggregate if the collaboration product is a biologic or up to $33.5 million in the aggregate if the collaboration product is a small molecule, which is intended to reflect approximately half of the total cost needed to achieve the next milestone. From and after the initiation of a registration-enabling trial, unless Regeneron decides to opt-out, Decibel has agreed to split development and regulatory costs with Regeneron on an equal basis through the registration enabling trials. Through June 30, 2023, Decibel has received an aggregate of $9.9 million in milestone payments from Regeneron pursuant to the Collaboration Agreement.
Under the Collaboration Agreement, Decibel is required to pay Regeneron tiered royalties on the worldwide net sales of collaboration products at percentages which range from mid-single digit to mid-thirties, with the exact royalty rate depending on the extent to which Regeneron shared in the funding of the collaboration product, the level of net sales of the collaboration product, the nature of any intellectual property contributed by Regeneron included in the collaboration product and whether the product is sold inside or outside the field. In the case of collaboration products for which Regeneron does not opt-out, Decibel’s obligation to pay tiered royalties on the worldwide net sales ranges from percentages in the mid-twenties to mid-thirties. In the case of collaboration products for which Regeneron opts-out, Decibel’s obligation to pay tiered royalties on the worldwide net sales ranges from percentages in the mid-single digits to mid-twenties. Decibel’s obligation to make royalty payments to Regeneron on account of worldwide net sales of collaboration products continues so long as Decibel, its affiliates, licensees or sublicensees sell collaboration products. To date, Decibel has not made any royalty or other payments to Regeneron under the Collaboration Agreement.
Pursuant to the Collaboration Agreement, Decibel has granted to Regeneron a right of first negotiation if Decibel chooses to license or otherwise transfer rights to develop or commercialize collaboration products. Regeneron may opt-out of the collaboration with respect to any collaboration product following submission of the IND to the U.S. Food and Drug Administration for a collaboration product: immediately prior to the initiation of a registration enabling trial, immediately prior to the submission of a marketing authorization application and at any time following the initiation of the registration enabling trial, upon notice to Decibel within a specified time period. If Regeneron opts out with respect to a collaboration product, it does not owe further milestones on that collaboration product and will no longer share development expenses for such collaboration product. Regeneron may opt back into a collaboration product under certain circumstances.
Pursuant to the First Amendment, Regeneron agreed to pay Decibel $0.3 million to fund its ongoing research program and $0.5 million to help secure the services of a contract development and manufacturing organization. The $0.5 million payment was creditable against the milestone associated with the initiation of manufacturing to support GLP toxicology studies of DB-OTO. Additionally, Regeneron agreed to reimburse Decibel for up to $10.5 million of third-party costs related to the GLP toxicology studies of DB-OTO as such costs are incurred, and Decibel agreed that the aggregate potential milestone payments for DB-OTO would be reduced by $15.0 million. In addition, notwithstanding its removal from the collaboration, for DB-ATO, Decibel agreed to pay to Regeneron a royalty calculated as a low- to mid-single digit percentage of net sales of DB-ATO, on a country-by-country basis, until the latest of the expiration of the last patent covering DB-ATO in such country, the expiration of all applicable regulatory exclusivities for DB-ATO in such country and the tenth anniversary of the first commercial sale of DB-ATO in such country.
The term of the Collaboration Agreement will continue until neither Decibel nor any of its affiliates nor any of its sublicensees is developing or commercializing any collaboration products. Either party may terminate the Collaboration Agreement for cause for the other party’s uncured material breach on prior written notice, if the other party becomes insolvent or in certain circumstances in which either party challenges the patent rights of the other party. In addition, if Decibel suspends development activities for a specified period of time, or if Decibel fails to invest specified levels of committed resources to the DB-OTO program, Regeneron would have certain remedies, including the ability to obtain control over further development and commercialization of DB-OTO and AAV.103, subject to payments to Decibel to be negotiated, and the ability to terminate its obligations to Decibel with respect to other collaboration products.
The foregoing summary does not purport to be complete and is qualified in their entirety by reference to the Collaboration Agreement and the Second Amendment, copies of which are filed as Exhibits (d)(4) and (d)(5), respectively, to the Tender Offer Statement on Schedule TO (which we refer to as the “Schedule TO”) of which this Offer to Purchase forms a part and are incorporated herein by reference.
In November 2017, Decibel entered into a stock purchase agreement with Regeneron (the “Series B SPA”) pursuant to which Decibel issued and sold 12,500,000 shares of Series B preferred stock to Regeneron at a price of $2.00 per share, which shares converted into 989,299 shares of common stock upon the consummation of Decibel’s initial public offering. The Series B SPA includes a standstill provision that prohibits Regeneron from offering to acquire or acquiring Decibel, and from taking certain other actions, including soliciting proxies, unless otherwise agreed or invited in writing by Decibel. The standstill provision automatically terminates if at any time a third party (a) enters into a definitive agreement for the merger, consolidation, purchase of all of the assets or other business combination of the Issuer, (b) enters into a definitive agreement for the purchase or other acquisition of beneficial ownership of securities representing more than 30% of the voting power of Decibel or (c) commences a tender offer or exchange offer with respect to securities representing 50% or more of the voting power of Decibel, unless Decibel files a recommendation with the SEC within ten (10) business days following the commencement of such tender offer or exchange offer pursuant to which Decibel’s board advises Decibel’s stockholders to reject such tender offer or exchange offer. The foregoing description of the Series B SPA and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such agreement. A copy of the Series B SPA is incorporated herein by reference and filed as Exhibit (d)(6) to the Schedule TO of which this Offer to Purchase forms a part.
Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Regeneron or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past sixty (60) days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Decibel (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).
Except as set forth in this Offer to Purchase, none of Regeneron or Purchaser or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Decibel or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Regeneron or any of its subsidiaries or, to the best knowledge of Regeneron and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Decibel or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Regeneron and Purchaser with the SEC, are available on the SEC’s website at www.sec.gov.
9.   Source and Amount of Funds.
Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Regeneron and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer not already owned by Regeneron, to provide funding for the payment in respect of outstanding stock options and restricted stock units and to provide funding for the Merger is approximately $100 million, plus related fees and expenses. In addition, Regeneron and Purchaser will need approximately $97 million to pay the maximum aggregate amount that holders of CVRs may be entitled to receive if all Milestones are achieved. Regeneron and Purchaser currently have, and will have, available to them, through a variety of sources, including cash on hand, funds necessary for the payment of the aggregate Cash Consideration and the aggregate cash portion of the Merger Consideration (as defined below) and to satisfy all of their payment obligations under the Merger Agreement and resulting from the transactions contemplated thereby. Neither Regeneron nor Purchaser has entered into any financing commitment in connection with the Merger Agreement or the transactions contemplated thereby.
While, for the reasons stated above, we do not believe your financial condition to be relevant to your decision to tender your Shares, you may consider the following in connection with your decision to tender your Shares in the Offer:
•
Regeneron’s future financial condition could deteriorate such that Regeneron would not have the necessary cash or cash equivalents to pay, or cause to be paid, the Milestone Payments if an when due.

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holders of CVRs will have no greater rights against Regeneron or the Surviving Corporation than those accorded to general unsecured creditors of Regeneron or the Surviving Corporation, as applicable, under applicable law;

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the CVRs will be effectively subordinated in right of payment to all of Regeneron’s and the Surviving Corporation’s secured obligations, if any, to the extent of the collateral securing such obligations;

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the CVRs will be effectively subordinated in right of payment to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Regeneron’s other subsidiaries; and

•
the filing of a bankruptcy petition by or on behalf of Regeneron or the Surviving Corporation may prevent Regeneron or the Surviving Corporation from making some or all payments that may become payable with respect to the CVRs.

10.   Background of the Offer; Past Contacts or Negotiations with Decibel.
The information set forth below regarding Decibel was provided by Decibel, and none of Regeneron, Purchaser or any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Regeneron, Purchaser or their respective affiliates or representatives did not participate.
Background of the Offer
The following chronology summarizes the key meetings and events between representatives of Regeneron and representatives of Decibel that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of Decibel and Regeneron.

For a review of Decibel’s additional activities relating to these contacts, please refer to Decibel’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.
On November 15, 2017, Decibel and Regeneron entered into a strategic collaboration. The collaboration is focused on developing gene therapies for monogenic forms of congenital hearing loss. Under the Collaboration Agreement, described more fully in Section 8 — “Certain Information Concerning Regeneron and Purchaser”, which was amended in October 2020 and February 2023, Decibel is developing Decibel’s lead gene therapy product candidate, DB-OTO, to provide physiological hearing to individuals with profound, congenital hearing loss caused by mutations of the otoferlin gene, as well as AAV.103 to restore hearing in individuals with mutations in the GJB2 gene and AAV.104 to restore hearing in individuals with mutations in the stereocilin gene. Under the Collaboration Agreement, (i) Regeneron has paid Decibel upfront fees, a fee associated with extending the research term of the Collaboration Agreement and milestone payments upon the achievement of pre-defined milestones and agreed to pay additional milestone payments and split development and regulatory costs on an equal basis from and after the initiation of a registration-enabling trial through the completion of registration-enabling trials, and (ii) Decibel has retained worldwide development and commercialization rights to all products developed under the collaboration and agreed to pay Regeneron tiered royalties on net sales of products developed under the Collaboration Agreement.
Also on November 15, 2017, in connection with the entry into the Collaboration Agreement, Decibel and Regeneron entered into the Series B SPA, described more fully in Section 8 — “Certain Information Concerning Regeneron and Purchaser”. Under the Series B SPA, Regeneron purchased 12,500,000 shares of Series B preferred stock for $2.00 per share. The Series B SPA contains a standstill provision for the benefit of Decibel that survives until the later to occur of (i) February 17, 2026, as the fifth anniversary of the consummation of Decibel’s initial public offering, and (ii) the second anniversary of the expiration of the research program term under the Collaboration Agreement, which currently is scheduled to expire on November 23, 2023. This standstill provision contains a “don’t ask / don’t waive” provision, but allows Regeneron to make confidential proposals to the Decibel Board of Directors (which we refer to as the ‘‘Decibel Board’’) at any time and automatically terminates upon, among other events, the signing of a definitive agreement with a third party for the sale of Decibel.
In May 2018, Regeneron purchased 4,000,000 shares of Decibel’s Series C convertible preferred stock (the “Series C preferred stock”) for $2.00 per share pursuant to a stock purchase agreement entered into with all purchasers of Series C preferred stock, and, in October 2020, Decibel issued to Regeneron 10,000,000 shares of Series C preferred stock in consideration for Regeneron’s entry into the October 2020 amendment to the Collaboration Agreement.
Upon the consummation of Decibel’s initial public offering on February 17, 2021, all of the shares of Series B preferred stock and Series C preferred stock owned by Regeneron converted into an aggregate of 2,097,314 Shares, representing approximately 8.6% of the total number of Shares that were issued and outstanding at that time.
In the fourth quarter of 2022, Regeneron and Decibel began discussing an amendment to the Collaboration Agreement, and on February 6, 2023 entered into the second amendment to the Collaboration Agreement, to provide for accelerated milestone payments by Regeneron to Decibel for clinical development milestones for DB-OTO and pre-IND milestones for AAV.103.
From January 2023 through March 2023, Decibel and Regeneron held discussions regarding further modifying the Collaboration Agreement and a related equity investment in Decibel by Regeneron. During this period, Decibel and Regeneron each made proposals to the other but they were unable to agree on the scope of further modifications to the Collaboration Agreement or the amount and terms of an equity investment.
On March 30, 2023, Nouhad Husseini, Regeneron’s Senior Vice President, Business Development and Corporate Strategy, advised Laurence Reid, Ph.D., Decibel’s President and Chief Executive Officer and a member of the Decibel Board, that Regeneron intended to submit a proposal to acquire Decibel rather than continue discussions regarding amendments to the Collaboration Agreement and an equity investment in Decibel.

On April 12, 2023, Regeneron sent a non-binding written proposal to Decibel for Regeneron to acquire Decibel for $5.00 per Share in cash (the “Regeneron April Proposal”), which represented an approximate 90% premium over the closing price per Share of $2.63 on April 12, 2023. The Regeneron April Proposal was subject to, among other things, completion of Regeneron’s due diligence and negotiation of definitive written agreements and indicated that Regeneron would expect to enter into customary support agreements with Decibel’s major stockholders in connection with entering into a definitive merger agreement. The Regeneron April Proposal indicated that Regeneron was prepared to leverage its industry expertise and its knowledge from the Collaboration Agreement to conduct limited customary due diligence in an accelerated time frame. The Regeneron April Proposal also stated that Regeneron required a 30-day exclusivity period within which to complete its due diligence and that Regeneron expected it would be in a position to announce a transaction with Decibel at the end of the exclusivity period. The Regeneron April Proposal indicated that Regeneron had engaged Wachtell, Lipton, Rosen & Katz (“Wachtell”) as its legal advisor.
On April 18, 2023, a representative of Centerview Partners LLC, Decibel’s financial advisor (“Centerview”), spoke with Mr. Husseini by telephone, and, at the direction of the Decibel Board, stated that the Regeneron April Proposal undervalued Decibel but that Decibel would be willing to provide additional information to Regeneron to enable Regeneron to increase its offer price, which information was subsequently made available to Regeneron by Decibel.
On April 26, 2023, Mr. Husseini advised a representative of Centerview by telephone that, after reviewing the additional due diligence information provided by Decibel to date, Regeneron remained interested in acquiring Decibel but was unwilling to “bid against itself” and indicated that Regeneron would consider a counteroffer from Decibel.
On April 28, 2023, representatives of Centerview conveyed a proposal consisting of $9.00 per Share in cash at closing, plus one CVR per Share representing up to an additional $4.00 in cash upon the achievement of specified clinical development and regulatory milestones (the “Decibel April Proposal”) to Mr. Husseini by telephone.
On May 10, 2023, Mr. Husseini conveyed by telephone to a representative of Centerview that, in response to the Decibel April Proposal, Regeneron would increase its offer price to $6.00 per Share in cash. Mr. Husseini also indicated that Regeneron would be willing to consider a counteroffer from Decibel if it was reasonable and supported by Regeneron’s modeling and valuation analysis.
On May 19, 2023, representatives of Centerview conveyed to Mr. Husseini by telephone a counteroffer consisting of $7.50 per Share in cash at closing, plus one CVR per Share entitling Decibel stockholders to receive $1.50 payable upon the first patient dosed in any first registrational trial (any target, any indication), including Decibel’s Phase 1/2 trial for DB-OTO (the “Decibel May Proposal”).
On June 5, 2023, a representative of Centerview spoke by telephone with Mr. Husseini, who indicated that Regeneron would be willing to submit a “best and final” offer if Decibel provided guidance regarding the price range it would consider acceptable.
On June 16, 2023, Dr. Leonard Schleifer, M.D., Ph.D., President and Chief Executive Officer of Regeneron, conveyed to Dr. Reid by telephone a proposal for Regeneron to acquire Decibel for $6.00 per Share in cash at closing plus one CVR per Share entitling Decibel stockholders to receive $1.00 per Share payable upon clinical proof of concept for DB-OTO (the “Proof of Concept Milestone”).
On June 25, 2023, Dr. Reid sent to Dr. Schleifer an e-mail indicating that the Decibel Board authorized Decibel to pursue the execution of a definitive merger agreement on the terms proposed by Dr. Schleifer on June 16 with a desire to announce a transaction within approximately three weeks and indicated that Decibel would propose a definition of the Proof of Concept Milestone.
On June 26, 2023, representatives of Wachtell and representatives of Wilmer Cutler Pickering Hale and Dorr LLP, Decibel’s legal counsel (“WilmerHale”), discussed next steps and the representatives of Wachtell indicated that Regeneron would submit a written proposal to memorialize the terms conveyed orally by Dr. Schleifer on June 16 and would be requesting exclusivity. The representatives of Wachtell also indicated that they would prepare the initial draft of the merger agreement.

Also on June 26, 2023, Dr. Reid and Mr. Husseini spoke by telephone, and Dr. Reid reviewed a proposed definition of the Proof of Concept Milestone and proposed the possibility of an additional CVR based on the execution of a licensing arrangement for DB-020 (the “Decibel June Proposal”). Later that day, Dr. Reid sent to Mr. Husseini by email the proposed definition of the Proof of Concept Milestone.
On June 27, 2023, a representative of Wachtell sent to representatives of WilmerHale by email a non-binding written proposal from Regeneron for Regeneron to acquire Decibel for $6.00 per Share in cash at closing plus one CVR per Share entitling Decibel stockholders to receive $1.00 per Share payable upon achievement of the Proof of Concept Milestone (the “Regeneron June Proposal”). The Regeneron June Proposal stated that the total consideration represented a 40% increase over that proposed in the Regeneron April Proposal and a premium of approximately 75% over the closing price per Share of $3.99 as of June 26, 2023. The Regeneron June Proposal was subject to, among other things, completion of Regeneron’s due diligence and negotiation of definitive written agreements and indicated that Regeneron would expect to enter into customary support agreements with Decibel’s major stockholders in connection with entering into the definitive agreements. The Regeneron June Proposal indicated that Regeneron was prepared to leverage its industry expertise and its knowledge from the Collaboration Agreement to conduct limited customary due diligence in an accelerated time frame. The Regeneron June Proposal also stated that Regeneron was aligned with both parties working diligently toward a target signing and announcement date for the transaction of July 20, 2023 and indicated that Regeneron would require a period of exclusivity through July 20, 2023. The Regeneron June Proposal did not address Decibel’s proposal with respect to DB-020.
On June 30, 2023, Mr. Husseini spoke with Dr. Reid by telephone and inquired whether Decibel would be willing to consider eliminating the CVR payable upon achievement of the Proof of Concept Milestone in exchange for an increase to the cash consideration payable at closing.
On July 1, 2023, following negotiation between the parties, Decibel and Regeneron entered into a nondisclosure agreement, which included customary nondisclosure provisions and a standstill provision for the benefit of Decibel that survives for nine months. This standstill provision contains a “don’t ask / don’t waive” provision but allows Regeneron to make confidential proposals to the Decibel Board at any time and automatically terminates upon, among other events, the signing of a definitive agreement for the sale of Decibel.
Also on July 1, 2023, following negotiation between the parties, Decibel and Regeneron entered into a letter agreement providing for exclusive negotiations between the parties until the first to occur of (i) 11:59 p.m., Eastern time, on July 20, 2023, provided that so long as the parties continued to negotiate in good faith, the exclusivity period would be automatically extended for two successive seven-day periods, (ii) the time at which Regeneron proposes in writing to reduce the aggregate per-Share cash consideration to less than $6 or the aggregate amount payable per Share pursuant to the CVR to less than $1, and (iii) the execution of a definitive merger agreement between the parties with respect to a transaction.
On July 2, 2023, Decibel granted Regeneron and its advisors access to a virtual data room to facilitate Regeneron’s due diligence review of Decibel. In addition to its review of the data room, from July 2, 2023 through the execution of the Merger Agreement, representatives of Regeneron and its advisors participated in numerous calls and meetings with Decibel’s senior management and Decibel’s advisors as part of Regeneron’s due diligence review.
Also on July 2, 2023, Wachtell delivered a draft merger agreement to WilmerHale. From July 2, 2023 through August 8, 2023, Wachtell and WilmerHale exchanged drafts of the Merger Agreement and conducted a number of conference calls and negotiated the terms of the Merger Agreement at the direction of their respective clients, including the provisions relating to (i) the allocation of the risks associated with potential regulatory approvals, (ii) restrictions on Decibel’s operations between signing and closing, (iii) the ability of the Decibel Board to respond to unsolicited acquisition proposals, change its recommendation and accept a superior proposal, (iv) the amount and triggers for Decibel’s termination fee, (v) the Offer Conditions, (vi) the definition of a material adverse effect, and (vii) the scope of Decibel’s representations and warranties.
On July 4, 2023, Mr. Husseini informed Dr. Reid via telephone that Regeneron had rejected the Decibel June Proposal.

On July 7, 2023, Wachtell delivered a draft of the form of Tender and Support Agreement to WilmerHale, and on July 12, 2023, WilmerHale delivered a draft of Decibel Disclosure Letter to Wachtell. Thereafter until August 8, 2023, Wachtell and WilmerHale exchanged drafts of the form of Tender and Support Agreement and Decibel Disclosure Schedule and conducted a number of conference calls and negotiated the terms of the form of Tender and Support Agreement and Decibel Disclosure Letter, at the direction of their respective clients.
On July 9, 2023, Mr. Husseini spoke to a representative of Centerview by telephone and conveyed a proposal by Regeneron to acquire Decibel for $6.50 per Share in cash at closing with no CVR.
From July 17, 2023 through July 19, 2023, representatives of Regeneron, representatives of Wachtell, members of Decibel’s senior management and representatives of WilmerHale negotiated the following proposals for retention, recognition and severance programs and equity award treatment for Decibel employees in the event that a transaction with Regeneron were to proceed (the “Compensation Proposals”): (i) any Decibel employee who remains employed by Decibel or its affiliates as of December 31, 2023 would be entitled to receive an annual bonus for 2023 of not less than the employee’s target bonus opportunity for 2023 (provided that employees hired during 2023 and remaining employed as of December 31, 2023 would receive their target bonus opportunity, prorated based on the number of days employed by Decibel or its affiliates during 2023), (ii) any Decibel employee below the level of vice president would be paid upon a termination of employment without cause within 12 months after the closing (and the execution of a customary release of claims and compliance with applicable restrictive covenants) (x) severance equal to six months’ salary at the greater of the level of the individual’s salary in effect immediately prior to the closing or the individual’s then current salary, (y) their prorated target bonus for 2023 if terminated prior to December 31, 2023 and (z) the employer portion of COBRA for six months or the earlier date of ceasing to be eligible for COBRA, (iii) Decibel would have the right to pay discretionary bonuses immediately prior to the closing (or to the extent not paid prior to the closing, as promptly as practicable thereafter) to employees who became employed at least four years prior to the closing and who have positions below the level of vice president, with the aggregate of such payments limited to $500,000, subject to continued service through the closing, and (iv) all Decibel equity awards would be accelerated in full immediately prior to the closing and holders thereof would receive the Offer Price (net of the applicable exercise price in the case of stock options). Regeneron indicated during the negotiations that it was willing to accept the Compensation Proposals subject to reducing the severance and COBRA period for employees below the level of vice president to three months from six months.
On July 19, 2023, Mr. Husseini informed Dr. Reid by telephone that Regeneron was concerned about Decibel’s ability to enroll a sufficient number of patients in Decibel’s Phase 1/2 clinical trial for DB-OTO and that, because of this concern, Regeneron would require additional due diligence interviews with principal investigators at three of Decibel’s clinical sites and with a former employee of Decibel prior to executing a merger agreement with Decibel.
On July 20, 2023 and July 21, 2023, representatives of Regeneron conducted the due diligence interviews that it requested on July 19, 2023.
On July 23, 2023, representatives of Regeneron and members of Decibel’s senior management held a scientific due diligence call regarding the parties’ respective perspectives on the prevalence of otoferlin deficiency and Decibel’s ability to enroll a sufficient number of patients in Decibel’s Phase 1/2 trial for DB-OTO. During the meeting, representatives of Regeneron indicated that Regeneron continued to have concerns about Decibel’s ability to enroll a sufficient number of patients in Decibel’s Phase 1/2 clinical trial for DB-OTO.
On July 24, 2023, Mr. Husseini conveyed to Dr. Reid by telephone a revised proposal for Regeneron to acquire Decibel for $3.25 per Share in cash at closing, plus one CVR per Share entitling Decibel stockholders to receive an additional $3.25 payable upon the fifth patient dosed in Decibel’s Phase 1/2 trial for DB-OTO provided that such fifth patient is dosed within 12 months after closing. Mr. Husseini explained that, while Regeneron remained interested in pursuing an acquisition of Decibel, Regeneron continued to perceive significant risks regarding Decibel’s ability to enroll a sufficient number of patients in Decibel’s Phase 1/2 clinical trial for DB-OTO, that the revised proposal was intended to mitigate these risks to Regeneron and that Regeneron was unwilling to pursue a transaction on the terms previously discussed in light of these perceived risks.

On July 26, 2023, Dr. Reid spoke to Dr. Schleifer by telephone and conveyed that Regeneron’s July 24 proposal undervalued Decibel and Dr. Reid suggested to Dr. Schleifer that Regeneron should submit a revised offer at a higher valuation for consideration by the Decibel Board.
On July 27, 2023, a representative of Centerview spoke with Mr. Husseini by telephone and conveyed that Regeneron should submit a revised offer at a higher valuation.
On July 31, 2023, Mr. Husseini sent an email to Dr. Reid setting forth Regeneron’s “best and final” proposal to acquire Decibel for $4.00 per Share in cash at closing, plus one CVR per Share representing up to an additional $3.50 in cash (the “Regeneron July 31 Proposal”). The CVR would entitle Decibel stockholders to receive the following payments upon achievement of the following milestones: (i) $2.00 payable upon the fifth patient dosed in Decibel’s Phase 1/2 trial for DB-OTO provided that such fifth patient is dosed within 12 months after closing (the “DB-OTO Milestone”); and (ii) if the DB-OTO Milestone is achieved, $1.50 payable upon the first dosing of a patient in a new trial for DB-OTO that is a registration-enabling trial (or upon acceptance of a biologics licensing application) (the “Registration Study Milestone”).
On August 4, 2023, members of Decibel’s senior management and Regeneron’s senior management met virtually to review the plans for Decibel’s Phase 1/2 clinical trial for DB-OTO.
On August 5, 2023, after discussions between Mr. Husseini and Dr. Reid, Mr. Husseini advised Dr. Reid by telephone that Regeneron would agree to extend the sunset date in the CVR for the DB-OTO Milestone to December 31, 2024.
Later on August 5, 2023, Mr. Husseini and Dr. Reid spoke by telephone and confirmed that the terms discussed by Mr. Husseini and Dr. Reid earlier on August 5 were acceptable to Regeneron and Decibel and that the parties would work towards the execution of a Merger Agreement as soon as possible.
Later on August 7, 2023, a representative of Wachtell delivered a draft of the form of CVR Agreement to WilmerHale. From August 7, 2023 until August 8, 2023, Wachtell and WilmerHale exchanged drafts of the form of CVR Agreement and conducted a number of conference calls and negotiated the terms of the form of CVR Agreement, at the direction of their respective clients, including the provisions relating to (i) the definitions of the milestones, (ii) the time period over which the Registration Study Milestone must be achieved, and (iii) the level of efforts that Regeneron would be required to use to achieve one or both milestones.
On August 8, 2023, Dr. Reid and other members of Decibel’s senior management and Mr. Husseini and other members of Regeneron’s senior management met virtually to discuss the open commercial terms on the CVR Agreement and agreed that (i) Regeneron would use commercially reasonable efforts (as subsequently defined in the CVR Agreement) to achieve the DBT-OTO Milestone and (ii) the Registration Study Milestone would be subject to a sunset date of December 31, 2028.
On August 8, 2023, Decibel, Regeneron and Purchaser executed and delivered the Merger Agreement, which included the form of the CVR Agreement, and Regeneron and each of the Supporting Stockholders executed and delivered a Tender and Support Agreement. On August 9, 2023, Decibel and Regeneron issued a joint press release announcing the execution of the Merger Agreement before the opening of trading on Nasdaq. There were no discussions between Regeneron and any director or executive officer of Decibel regarding potential individual post-closing employment or compensation arrangements at any time prior to the execution of the Merger Agreement.
On August 25, 2023, Purchaser commenced the Offer and Decibel filed the Schedule 14D-9.
Past Contacts, Transactions, Negotiations and Agreements.
For more information on the Merger Agreement and the other agreements between Decibel and Purchaser and their respective related parties, see Section 8 — “Certain Information Concerning Regeneron and Purchaser,” Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”

11.   The Merger Agreement; Other Agreements.
The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference and filed as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Regeneron and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.
This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Regeneron, Purchaser or Decibel, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Decibel to Regeneron in connection with the Merger Agreement. The representations and warranties in the Merger Agreement were made for the purpose of allocating contractual risk between the parties thereto and governing contractual rights and relationships between the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders of Regeneron or Decibel. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this Section 11, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of Regeneron, Purchaser, Decibel or their respective affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed since the date of the Merger Agreement and may change after the date hereof, and such subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, such representations, warranties and covenants or descriptions thereof should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that Regeneron and Decibel publicly file.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than August 29, 2023). Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15 — “Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and, to the extent waivable by Purchaser or Regeneron, waiver of the other Offer Conditions, the Merger Agreement provides that Purchaser will promptly after (and in any event prior to 9:30 a.m. Eastern Time on the Business Day following) the expiration date of the Offer, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) on or prior to the date of the Offer Acceptance Time, deposit, or cause to be deposited, with the Depository cash sufficient to pay the aggregate Cash Consideration for such Shares. The date and time at which Purchaser accepts for payment all Shares tendered and not validly withdrawn pursuant to the Offer is referred to as the “Offer Acceptance Time.”
Purchaser expressly reserves the right to waive any Offer Condition or make any change in the terms of or conditions to the Offer, except that Decibel’s prior written consent is required for Purchaser to:
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decrease the amount of the Cash Consideration or the amount of any Milestone Payment or otherwise amend any of the terms or conditions of the CVR Agreement in a manner adverse to any holder of Shares in the holder’s capacity as such;

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change the form of consideration payable in the Offer;

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decrease the maximum number of Shares sought to be purchased in the Offer;

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impose conditions to the Offer other than the conditions described in Section 15 — “Conditions to the Offer”;

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amend, modify or waive the Minimum Condition, the Termination Condition, the Regulatory Condition to the Offer or the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law);

•
otherwise amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

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terminate the Offer or accelerate, extend or otherwise change the Expiration Date of the Offer except as otherwise required or expressly permitted by the Merger Agreement (including, for the avoidance of doubt, in connection with an Offer Termination); or

•
provide any “subsequent offering period” (or any extension thereof) in accordance with Rule 14d-11 of the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. The Merger Agreement provides that Purchaser may, in its discretion (and without the consent of Decibel or any other person), extend the Offer on one or more occasions, for an extension period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, any of the Offer Conditions is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron.
Subject to Purchaser’s right to terminate the Offer and pursue the Merger in connection with an Offer Termination, the Merger Agreement provides that Purchaser must, and Regeneron must cause Purchaser to, extend the Offer from time to time:
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at the written request of Decibel, for successive extension periods of ten (10) business days per extension, if, as of the then-scheduled Expiration Date any of the Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer” and the Minimum Condition) is not satisfied and has not been waived by Purchaser or Regeneron, to the extent waivable by Purchaser or Regeneron;

•
at the written request of Decibel, for up to two (2) occasions for an additional period of up to ten (10) business days per extension, if, as of the then-scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than the Offer Condition set forth in clause (F) of Section 15 — “Conditions to the Offer”) have been satisfied or waived; and

•
from time to time for any period required by any legal requirement, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer.

However, Purchaser is not required to extend the Offer beyond February 8, 2024, (x) which date will automatically be extended to May 8, 2024 if as of midnight Eastern Time on February 8, 2024 (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger (as defined below), other than the Stockholder Approval Condition to the Merger (as defined below), the Regulatory Condition to the Merger (as defined below) and the Governmental Authority Condition to the Merger (as defined below) (solely in respect of any antitrust law) are satisfied or waived and (y) which date will automatically be extended to August 8, 2024 if as of 11:59 p.m. Eastern time, May 8, 2024 (1) if an Offer Termination has not occurred, all of the Offer Conditions other than the Minimum Condition, the Regulatory Condition to the Offer and the Governmental Authority Condition to the Offer (in the case of the Regulatory Condition to the Offer and the Governmental Authority Condition, solely in respect of any antitrust law) are satisfied or waived or (2) if an Offer Termination has occurred, all of the Conditions to the Merger, other than the Regulatory Authority Closing Condition to the Merger and the Governmental Authority Condition to the Offer (as defined below) (solely in respect of any antitrust law) has been satisfied or waived. However, a party may not so terminate the Merger Agreement if such party’s material breach of the Merger Agreement is the proximate cause of the consummation of the Merger (which we refer to as the “Closing”) not having occurred before the End Date.

Purchaser must (and Regeneron must cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares if Regeneron delivers a Meeting Election (which we refer to as an “Offer Termination”). An Offer Termination following a valid Meeting Election in accordance with the terms of the Merger Agreement will not, in and of itself, give rise to a right of termination of the Merger Agreement. If the Merger Agreement is validly terminated pursuant to the Merger Agreement, Purchaser must (and Regeneron must cause Purchaser to) promptly, irrevocably and unconditionally terminate the Offer and will not acquire any Shares pursuant thereto. Purchaser is not otherwise allowed to terminate the Offer prior to the scheduled Expiration Date other than with the prior written consent of Decibel in connection with the termination of the Merger Agreement.
Meeting Election.   If a filing has been made pursuant to the HSR Act, within ten (10) business days following receipt by Regeneron of a request for additional information and documentary materials from the Antitrust Division or the FTC pursuant to 15 USC § 18a(e)(1)(A), Regeneron may, after consulting with and considering in good faith the views of Decibel, by providing written notice to Decibel (which we refer to as a “Meeting Election”), require Decibel to, as promptly as reasonably practicable (and in any event within fifteen (15) days) after a Meeting Election, prepare and file with the SEC a proxy statement in preliminary form related to the Decibel Stockholder Meeting (as defined below) (which we refer to, together with any amendments thereof or supplements thereto, as the “Merger Proxy Statement”); provided that if a filing has been made pursuant the HSR Act and the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination will automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser will recommence the Offer. Decibel will give Regeneron and its counsel reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and Decibel will give reasonable and good faith consideration to any timely comments thereon made by the other party or its counsel. Regeneron and Purchaser will promptly supply to the Company in writing, for inclusion in the Merger Proxy Statement, all information concerning Regeneron and Purchaser and their affiliates required under applicable legal requirements to be included in the Merger Proxy Statement as is reasonably requested by Decibel. Regeneron, Purchaser and Decibel will cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable legal requirements. Decibel agrees that the Merger Proxy Statement filed by Decibel with the SEC (x) will comply in all material respects with the Exchange Act and other applicable legal requirements and (y) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Decibel with respect to information supplied by or on behalf of Regeneron or Purchaser for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Regeneron, Purchaser and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and Decibel further agrees to take all steps necessary to cause the Merger Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable legal requirements.
In connection with the Merger Proxy Statement, Decibel will
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promptly notify Regeneron of the receipt of, and promptly provide Regeneron copies of, all comments from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Regeneron of any request by the SEC or its staff for any amendment or supplement thereto or for additional information;

•
provide Regeneron and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between it and/or any of its representatives on the one hand and the SEC or its staff on the other hand with respect to the Merger Proxy Statement and will give reasonable and good faith consideration to any timely comments thereon made by Regeneron or its counsel; and

•
promptly provide Regeneron with final copies of any correspondence sent by it and/or any of its representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any amendments or supplements to the Merger Proxy Statement. The Merger Proxy Statement will include the Decibel Board Recommendation, unless the Decibel Board of Directors has made a Decibel Adverse Recommendation Change (as defined below) in accordance with Section 6.1 of the Merger Agreement. The Merger Proxy Statement will include the notice of the Decibel Stockholder Meeting and the notice and other information required by Section 262(d) of the DGCL.

Subject to applicable legal requirements, if Regeneron delivers a Meeting Election as provided in the foregoing,
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Decibel will, within four (4) business days of receipt of such Meeting Election, establish a record date consented to by Regeneron (such consent not to be unreasonably withheld, conditioned or delayed), which date will be selected so as to permit the Merger Proxy Statement to be mailed, and a meeting of Decibel’s stockholders to be held, as soon as reasonably practicable after the filing of the Merger Proxy Statement, for the purpose of voting upon the adoption of the Merger Agreement (which we refer to, together with any adjournments or postponements thereof, as the “Decibel Stockholder Meeting”); and

•
as soon as reasonably practicable, mail to the holders of Shares as of the record date established for the Decibel Stockholder Meeting the definitive Merger Proxy Statement. Decibel will duly call, convene and hold the Decibel Stockholder Meeting as soon as reasonably practicable (but in any event no more than twenty-five (25) business days) following the date the Merger Proxy Statement is mailed to Decibel’s stockholders and any adjournments or postponements of such meetings will require the prior written consent of Regeneron other than to the extent necessary to allow reasonable additional time for the filing and/or mailing, and review by Decibel’s stockholders prior to the date of the Decibel Stockholder Meeting, of any supplemental or amended disclosure that the Decibel Board of Directors determines in good faith is required by applicable legal requirements or the rules and regulations of Nasdaq.

Notwithstanding the foregoing, Decibel may (without the consent of Regeneron), and Regeneron may require Decibel to, adjourn or postpone the Decibel Stockholder Meeting two (2) times (for a period of not more than 10 business days each but not past three (3) business days prior to the End Date), unless prior to such adjournment or postponement Decibel will have received an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the Stockholder Approval Condition to the Merger would be satisfied at such meeting if it were to be held without such postponement or adjournment. Once Decibel has established a record date for the Decibel Stockholder Meeting, Decibel will not change such record date or establish a different record date for the Decibel Stockholder Meeting without the prior written consent of Regeneron, unless required to do so by applicable legal requirements. Unless the Decibel Board of Directors shall have made a Decibel Adverse Recommendation Change in compliance with Section 6.1 of the Merger Agreement, Decibel will use reasonable best efforts to obtain the Decibel Stockholder Approval (as defined below), including to solicit proxies in favor of the adoption of the Merger Agreement. Unless the Merger Agreement is validly terminated in accordance with Section 8.1 of the Merger Agreement, Decibel will submit the Merger Agreement to its stockholders at the Decibel Stockholder Meeting even if the Decibel Board of Directors shall have made a Decibel Adverse Recommendation Change or proposed or announced any intention to do so. Decibel will, upon the reasonable request of Regeneron, advise Regeneron at least on a daily basis on each of the last seven (7) business days prior to the date of the Decibel Stockholder Meeting as to the aggregate tally of proxies received by Decibel with respect to the Decibel Stockholder Approval. Without the prior written consent of Regeneron, the adoption of the Merger Agreement and customary annual meeting matters (if applicable) will be the only matters (other than related procedural matters) that Decibel will propose to be acted on by the stockholders of Decibel at the Decibel Stockholder Meeting. The foregoing notwithstanding, Decibel will not set a record date, mail the Merger Proxy Statement with respect to, or convene the Decibel Stockholder Meeting unless Regeneron shall have made a Meeting Election.
Board of Directors and Officers.   Under the Merger Agreement, subject to applicable law, Regeneron, Purchaser and Decibel have agreed that the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the officers of the Surviving Corporation and, in each case, will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
The Merger Following the Offer Acceptance Time.   The Merger Agreement provides that, if the Offer Acceptance Time occurs, following consummation of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser will be merged with and into Decibel, and, as a result of the Merger, the separate corporate existence of Purchaser will cease, and Decibel will continue as the Surviving Corporation. If the Offer Acceptance Time occurs, the Merger will be governed by Section 251(h) of the DGCL. The Merger will be consummated as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time upon the terms and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
The certificate of incorporation of Decibel (the “Certificate of Incorporation”) will, by virtue of the Merger, be amended and restated in its entirety (in the form attached as Annex II to the Merger Agreement), and as so amended, will be the certificate of incorporation of the Surviving Corporation at the Effective Time. Also at the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable legal requirements, subject to Section 6.5(a) of the Merger Agreement (relating to indemnification of officers and directors), except that the certificate of incorporation of the Surviving Corporation will be amended so that the name of the Surviving Corporation will be “Decibel Therapeutics, Inc.”
The obligations of Decibel, Regeneron and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions (which we refer to, together with the obligations of Regeneron and Purchaser, on the one hand, and Decibel, on the other hand, to effect the Merger, as described below, as the “Conditions to Closing”):
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If a filing has been made pursuant the HSR Act, an Offer Termination has occurred and the Merger is to be consummated other than pursuant to Section 251(h) of the DGCL, any waiting period (and any extension thereof) under the HSR Act has expired or been terminated (which we refer to as the “Regulatory Authority Closing Condition”).

•
There is no temporary restraining order, preliminary or permanent injunction or other order issued by a governmental body of competent jurisdiction and remaining in effect preventing the acquisition or payment for Shares pursuant to the Offer and the consummation of the Merger and no legal requirement has been promulgated, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger (which we refer to as the “Governmental Authority Closing Condition”); and

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Purchaser has accepted for payment all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

The Merger If an Offer Termination Has Occurred.   If an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL. In this case, the Merger will be consummated as soon as practicable (but in any event no more than three (3) business days) following the satisfaction or, to the extent permitted by applicable legal requirements, waiver of the last of the Conditions to the Merger. The Certificate of Incorporation of Decibel and the bylaws of the Surviving Corporation will be amended and restated as described above in Section 11 — “The Merger Agreement — The Merger Following the Offer Acceptance Time.”
If an Offer Termination has occurred, the obligations of Decibel, Regeneron and Purchaser to complete the Merger are subject to the satisfaction or waiver of each of the following conditions: The adoption of the Merger Agreement by holders of at least a majority of the outstanding Shares entitled to vote thereon (which we refer to as the “Decibel Stockholder Approval”) has been obtained (which we refer to as the “Stockholder Approval Condition to the Merger”); the Regulatory Condition to the Merger; and the Governmental Authority Condition to the Merger.

If an Offer Termination has occurred, the obligations of Regeneron and Purchaser to effect the Merger are further subject to the fulfillment (or waiver by Regeneron and Purchaser, to the extent permissible under applicable legal requirements) of conditions similar to those applicable to the Offer (other than the Minimum Condition), including conditions relating to representations, warranties and covenants and conditions relating to a material adverse effect and the delivery of a certificate signed by the Chief Executive Officer and the Chief Financial Officer, as described in Section 15 — “Conditions to the Offer.”
If an Offer Termination has occurred, the obligations of Decibel to effect the Merger are further subject to the fulfillment (or waiver by Decibel, to the extent permissible under applicable legal requirements) on or prior to the Closing Date of the following conditions:
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The representations and warranties of Regeneron and Purchaser set forth in the Merger Agreement are true and correct in all material respects (disregarding for this purpose all “Parent Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

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Regeneron and Purchaser have performed and complied in all material respects with all covenants required by the Merger Agreement to be performed or complied with by them prior to the Closing Date.

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Regeneron has delivered to Decibel a certificate, dated the Closing Date and signed by its Chief Executive Officer and Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) of the Merger Agreement have been satisfied.

Conversion of Capital Stock at the Effective Time.   Shares outstanding immediately prior to the Effective Time (other than any Shares held by Decibel, Regeneron or any of their respective direct or indirect wholly owned subsidiaries or by any person who is entitled to and properly demands statutory appraisal of his or her Shares) will be converted at the Effective Time into the right to receive the Merger Consideration.
Each issued and outstanding share of the common stock, $0.01 par value per share, of Purchaser prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.
Treatment of Equity Awards.
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Stock Options.   The Merger Agreement provides that, at the Effective Time:

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each Company Option that is outstanding and unvested as of immediately prior to the Effective Time will vest in full;

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each Tranche 1 Option that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled Tranche 1 Option will be entitled to (A) an amount in cash equal to the product of (x) the total number of Shares subject to such Tranche 1 Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Cash Consideration over the applicable exercise price per Share of such Tranche 1 Option, and (B) receive one CVR with respect to each Share subject to such Tranche 1 Option as of immediately prior to the Effective Time;

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each Company Option that is a Tranche 2 Option or Tranche 3 Option that is then outstanding will be cancelled, and, in exchange therefor, the holder of such cancelled Company Option will be entitled to receive one CVR with respect to each Share subject to such Company Option as of immediately prior to the Effective Time (it being understood, for the avoidance of doubt, that the terms applicable to the CVRs received in respect of Tranche 2 Options or Tranche 3 Options differ from those applicable to other CVRs, as set forth in the CVR Agreement and described further above); and

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each Company Option other than a Tranche 1 Option, a Tranche 2 Option or a Tranche 3 Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.

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Restricted Stock Units.   At the Effective Time, each Company RSU that is then outstanding, whether or not vested, shall be cancelled and the holder thereof shall be entitled to (i) an amount in cash equal to the product of (x) the total number of Shares subject to such Company RSU immediately prior to the Effective Time (without regard to vesting) multiplied by (y) the Cash Consideration, and (ii) receive one CVR with respect to each Share subject to such Company RSU as of immediately prior to the Effective Time (without regard to vesting).

Treatment of Company ESPP.   The Company ESPP will continue to be operated in accordance with its terms for the current offering period, except that participants may not increase the amount of payroll deductions into the Company ESPP during the current offering period from those in effect as of the date of the Merger Agreement, individuals who did not participate in the Company ESPP as of the date of the Merger Agreement may not commence participation in the Company ESPP and, depending on when the Effective Time occurs, the current offering period may be terminated early in order for accumulated contributions to be used to purchase Shares prior to the Effective Time. Each purchase right issued pursuant to the Company ESPP must be fully exercised no later than five (5) business days prior to the Effective Time. No new offering periods of the Company ESPP will commence following the execution of the Merger Agreement. The Company ESPP will terminate effective upon the Effective Time.
Representations and Warranties.   In the Merger Agreement, Decibel has made representations and warranties to Regeneron and Purchaser with respect to, among other things:
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corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

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authority relative to the Merger Agreement;

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state takeover statutes;

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required consents and approvals and no violations of organizational documents or applicable law;

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capitalization;

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its subsidiaries, and its equity interests in them;

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financial statements and SEC filings;

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disclosure controls and internal controls over financial reporting;

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information to be included in the Offer documents, the Schedule 14D-9 and/or the Merger Proxy Statement, if applicable, and other information required to be disseminated in connection with the Offer;

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the absence of certain changes;

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the absence of undisclosed liabilities;

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compliance with laws and permits and regulatory matters;

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litigation;

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properties;

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intellectual property;

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tax matters;

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employees and employee benefit plans, including ERISA and certain related matters;

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labor and employment matters;

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environmental matters;

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material contracts;

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insurance;

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compliance with anti-corruption and anti-bribery laws;

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brokers and certain fees;

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the opinion of financial advisors;

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clinical supply; and

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suppliers.

Some of the representations and warranties in the Merger Agreement made by Decibel are qualified as to “materiality” or “Material Adverse Effect” or by knowledge or the ability to consummate the transactions contemplated by the Merger Agreement. “Material Adverse Effect” means any event, occurrence, development, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Decibel and its subsidiaries (we refer to each of Decibel and its subsidiaries as an “Acquired Corporation” and we refer to Decibel and its subsidiaries, collectively, as the “Acquired Corporations”), taken as a whole, excluding any effect to the extent resulting from:
(i)
any change in the market price or trading volume of Decibel’s stock or change in Decibel’s credit ratings (it being understood that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred if not otherwise excluded);

(ii)
any Effect resulting from the execution or announcement of the Merger Agreement, the identity of Regeneron as the acquiror of Decibel or consummation of the transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Corporations with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, governmental bodies or other material business relations (subject to specified exceptions);

(iii)
any Effect generally affecting the industries in which the Acquired Corporations operate or in the economy generally or other general business, economic, political, financial or market conditions, including changes in interest or exchange rates or any general suspension of trading in securities;

(iv)
any Effect arising from any act of hostilities, terrorism, cyberterrorism or military actions, war (whether or not declared), sabotage, or any escalation or worsening of the foregoing;

(v)
national or international calamity, weather conditions, natural or man-made disaster or any other similar event or epidemic, pandemic (including COVID-19), plagues, other outbreaks of illness or public health events, or any escalation or worsening of any of the foregoing;

(vi)
the failure of Decibel to meet, or changes to, internal or analysts’ expectations, projections, forecasts or guidance, or internal or published financial predictions of revenue, earnings, cash flows or cash position or other financial performance measures (whether made by Decibel or third parties) (it being understood that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception therein);

(vii)
any change after the date of the Merger Agreement in any legal requirement or GAAP (or the enforcement or interpretation of any of the foregoing by a governmental body);

(viii)
any action taken, or failure to take any action, by the Acquired Corporations that is expressly required or prohibited (as applicable) by the Merger Agreement (subject to specified exceptions);

(ix)
any litigation related to the Offer, the Merger, any other transactions contemplated by or in connection with the Merger Agreement or the Support Agreements, or SEC filings or any demand or legal proceeding for appraisal of the fair value of any Shares pursuant to the DGCL in connection with the Merger Agreement, in each case brought by stockholders of Decibel;

(x)
any determination by, or delay of a determination by, the FDA or any other governmental body, or any panel or advisory body empowered or appointed thereby, or any indication that any such entity, panel or body will make any determination or delay in making any determination, with respect to the development, approvability, manufacturing, shipment, import or export, packaging, labeling, contents of package insert, prescribing information, risk management profile, chemistry, manufacturing and controls (CMC) matters or pre-approval inspection matters relating to any product candidates of the Acquired Corporations, or any requirement relating to the results of any pre-clinical or clinical testing being conducted by or on behalf of the Acquired Corporations, including any requirement to conduct further clinical trials or any delayed or accelerated launch of any product candidates of the Acquired Corporations (subject to specified exceptions);

(xi)
any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any governmental body or representative thereof, or any panel or advisory body empowered or appointed thereby, relating to any product candidates of the Acquired Corporations (subject to specified exceptions); or

(xii)
any delay in patient enrollment with respect to clinical trials for any products or product candidates of the Acquired Corporations (subject to specified exceptions).

except in the cases of the foregoing clauses (iii), (iv), (v) and (vii), such event, occurrence, circumstance, change or effect may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect has a disproportionate adverse effect on the business, results of operations, assets or financial condition of the Acquired Corporations taken as a whole, as compared to other companies operating in the same industries in which the Acquired Corporations operate.
In the Merger Agreement, Regeneron has made representations and warranties to Decibel with respect to:
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corporate matters, such as organization, standing, qualification, power and authority;

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authority relative to the Merger Agreement;

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required consents and approvals, and no violations of organizational documents, applicable laws or agreements;

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accuracy of information supplied for purposes of the Offer documents, the Schedule 14D-9 and the Merger Proxy Statement, if applicable;

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brokers and certain fees;

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availability of funds;

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litigation; and

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share ownership.

Some of the representations and warranties in the Merger Agreement made by Regeneron are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect” means any event, occurrence, development, circumstance, change or effect (which we refer to as an “Effect”) which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Regeneron or Purchaser to consummate the Offer (in the event there is not an Offer Termination) and the Merger on or before the End Date.
None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time.
Conduct of Business Pending the Merger.   From the date of the Merger Agreement until the Effective Time, except as consented to in writing by Regeneron (which consent will not be unreasonably withheld, conditioned or delayed), as expressly contemplated by the Merger Agreement, as disclosed in the confidential disclosure letter delivered by Decibel to Regeneron in connection with the Merger Agreement (the “Decibel

Disclosure Letter”) or as required by applicable law, Decibel will, and will cause its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) preserve intact its assets (including technology) (other than assets of de minimis value in the aggregate), business organizations and relationships with third parties and keep available the services of its present officers and other employees and (iii) maintain satisfactory relationships with governmental bodies, customers, suppliers, licensors, licensees, distributors, collaboration partners and other business partners having material business dealings with the Acquired Corporations and to maintain their rights and regulatory permits.
Decibel has further agreed that, from the date of the Merger Agreement until the Effective Time, except as consented to in writing by Regeneron (which consent will not be unreasonably withheld, conditioned or delayed), as expressly contemplated by the Merger Agreement, as disclosed in the Decibel Disclosure Letter, or as required by applicable law, Decibel will not, and will not permit its subsidiaries to, among other things and subject to specified exceptions (including specified ordinary course exceptions):
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(1) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, or (2) subject to certain exceptions, repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares;

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split, combine, subdivide or reclassify any Shares or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the sale, issuance, grant, delivery, pledge, transfer or encumbrance of (A) any capital stock, equity interest or other security; (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security; or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security, subject to certain exceptions;

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except as required under any employee plan in effect on the date of the Merger Agreement, (A) establish, adopt, enter into, terminate or amend any benefit plan or any collective bargaining agreement or other labor agreement, or amend or waive any of its rights under, or accelerate the payment or vesting of compensation or benefits under, any provision of any benefit plans; (B) grant or agree to grant any current or former employee, director or other service provider any increase in compensation, bonuses or other benefits; (C) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits; (D) grant or pay any awards or accelerate the vesting of or lapsing of restrictions with respect to any compensation or benefits; (E) hire or promote any employee or other service provider of Decibel or its subsidiaries (or with respect to hiring, would become an employee or other service provider of Decibel) who has (or with respect to hiring or promotion, would have) a target annual compensation opportunity (base salary and target annual bonus) of $200,000 or more or who is or would be the Chief Executive Officer of Decibel or a direct report thereto; or (F) terminate other than for cause the employment of any employee or other service provider of Decibel or its Subsidiaries who has a target annual compensation opportunity (base salary and target annual bonus) of $200,000 or more;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership or similar arrangement;

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except as otherwise set forth in Decibel’s operating budget disclosed in the Decibel Disclosure Letter, make or authorize any capital expenditure (except that the Acquired Corporations may make capital expenditures that do not exceed $250,000 individually or $750,000 in the aggregate);

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term and not capable of being extended), transfer or assign any material right or other material asset or property, subject to certain exceptions;

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lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any indebtedness, subject to certain exceptions;

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(A) amend, modify, waive or release any material rights under or terminate any Material Contract (as defined in the Merger Agreement), subject to certain exceptions or (B) enter into any contract that would constitute a Material Contract if it were in effect on the date of the Merger Agreement;

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(A) adopt or change any material method of tax accounting or change any tax accounting period; (B) make (other than consistent with past practice), revoke or change any material tax election; (C) amend any material tax return; (D) enter into any “closing agreement” (within the meaning of Section 7121 of the Code); (E) request any material ruling from any governmental body with respect to taxes; (F) settle or compromise any material liability for taxes or any claim, audit or other proceeding relating to a material amount of taxes or surrender any right to claim a material refund of taxes; or (G) agree to a waiver or extension of the statute of limitations with respect to a material amount of taxes;

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Corporations of not more than $250,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Corporations); (B) does not involve the admission of wrongdoing by Decibel or its subsidiaries and do not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against any Acquired Corporation or any license, cross license or similar arrangement with respect to any intellectual property or products of any Acquired Corporation; and (C) provide for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise, subject to certain exceptions;

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adopt or implement any stockholder rights plan or similar arrangement;

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make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable legal requirements;

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commence any clinical trial in respect of Otoferlin (DB-OTO) or GJB2 (AAV.103);

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terminate any clinical trials in respect of Otoferlin (DB-OTO) or GJB2 (AAV.103) that are ongoing as of the date hereof, other than pursuant to the terms thereof;

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qualify any new site for manufacturing of Otoferlin (DB-OTO) or GJB2 (AAV.103);

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fail to maintain in full force and effect the existing insurance policies of the Acquired Corporations or to renew or replace such insurance policies with comparable insurance policies;

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adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Corporations;

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pay or incur any obligation in respect of certain matters described in the Decibel Disclosure Letter;

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fail to preserve and maintain any material Decibel intellectual property except non-exclusive licenses and sublicenses of Decibel intellectual property to customers or suppliers of the Acquired Corporations;

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disclose to any third party other than pursuant to written confidentiality obligations, or otherwise fail to preserve and maintain any material know-how; or

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authorize any of, or agree or commit to take, any of the foregoing actions.

Access to Information.   During the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of Merger Agreement, upon reasonable advance notice to Decibel, the Acquired Corporations will, and will cause the respective representatives of the Acquired Corporations to provide Regeneron and Regeneron’s representatives with reasonable access during normal business hours of Decibel to Decibel’s designated representatives and to properties, assets and to all existing books, records, documents and information relating to the Acquired Corporations, and promptly provide Regeneron and Regeneron’s representatives with all reasonably requested information regarding the business of the Acquired Corporations and such additional financial, operating and other data and information regarding the Acquired Corporations, as Regeneron may reasonably request (it being understood that any such access will be conducted at Regeneron’s expense, at a reasonable time, under the supervision of appropriate personnel of the Acquired Corporations and in such a manner as not to unreasonably interfere with the normal operation of the business of the Acquired Corporations).
Directors’ and Officers’ Indemnification and Insurance.   The Merger Agreement provides for indemnification and insurance rights in favor of certain individuals. Specifically, Regeneron and the Surviving Corporation have agreed that, for a period of six (6) years from the Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, including with respect to the Merger Agreement and the transactions contemplated thereby, now existing in favor of the current or former directors or officers of any Acquired Corporation, including pursuant to the organizational documents of any Acquired Corporation, and any indemnification or other similar agreements of any Acquired Corporation set forth on the Decibel Disclosure Letter, will continue in full force and effect in accordance with their terms and Regeneron will cause the Surviving Corporation and the other Acquired Corporation to perform their obligations thereunder. All rights to indemnification, advancement of expenses and exculpation in respect of any claim asserted or made, and for which an indemnified person delivers a written notice to Regeneron within such six (6) year period asserting a claim for such protections, will continue until the final disposition of such claim.
Regeneron has also agreed, for a period of six (6) years from the Effective Time, to cause the Surviving Corporation and the other Acquired Corporation to, and the Surviving Corporation agrees that it will, indemnify and hold harmless each indemnitee against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the transactions and actions contemplated thereby), arising out of or pertaining to, or by reason of, the fact that the indemnitee is or was a director or officer of any Acquired Corporation or is or was serving at the request of any Acquired Corporation as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable legal requirements. To the fullest extent permitted under applicable legal requirements, Regeneron will cause the Surviving Corporation and the other Acquired Corporations to pay, in advance, all reasonable attorneys’ fees and expenses that may be incurred by the indemnified persons in connection with their enforcement of their rights (it being understood that such indemnified person provides an undertaking to repay such advances if it is ultimately determined by a final non-appealable adjudication that such indemnified person is not entitled to indemnification).
Regeneron must arrange to be bound at the Closing a six (6)-year prepaid “tail” directors’ and officers’, employment practices and fiduciary liability insurance policy or policies for the Acquired Corporations and their current and former directors and officers who are currently covered by the directors’ and officers’, employment practices and fiduciary liability insurance coverage currently maintained. In no event will the cost of any such tail policy or policies exceed 300% of the aggregate annual premium for Decibel’s existing policy with respect to each such coverage (the “Maximum Amount”). Arranging for such insurance will not require Regeneron to undertake any commitment prior to the Closing to pay any fees. If the aggregate premiums of any such tail insurance coverage exceeds the Maximum Amount, then Regeneron will obtain a policy or policies with the greatest coverage available for a cost not exceeding the Maximum Amount.
Reasonable Best Efforts.   Decibel and Regeneron will use their respective reasonable best efforts to cooperate with one another and promptly take any and all actions, and to promptly do all steps necessary or advisable to avoid or eliminate each and every impediment under the antitrust laws that may be asserted by any governmental body or any other party, so as to enable the Closing to occur as promptly as reasonably practicable, but in no case later than the End Date, including but not limited to providing as promptly as practicable all information required or requested by any governmental body pursuant in its evaluation of the transactions contemplated by the Merger Agreement under any applicable antitrust law.

Each of Decibel and Regeneron have agreed to (and will cause their respective affiliates, if applicable, to): (i) if Regeneron determines in good faith, after considering in good faith the views and comments of Decibel, that filing of the notification and report forms pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement is required, promptly, but in no event later than five business days after such determination (and in any event prior to the Expiration Date), make such filing and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings, notifications or other consents that are required to be made with, or obtained from, any other governmental bodies in connection with the transactions contemplated by the Merger Agreement. Purchaser will pay all filing fees under the HSR Act and for any filings required under any other applicable antitrust laws.
Each party has agreed to (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a governmental body or brought by a third party before any governmental body, in each case, with respect to the transactions contemplated by the Merger Agreement under the antitrust laws, (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iii) promptly inform the other parties of any communication to or from the FTC, Antitrust Division or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding, (iv) promptly furnish to the other party, subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, with copies of documents provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding (other than documents, that contain valuation information (which can be redacted)), (v) subject to an appropriate confidentiality agreement to limit disclosure to counsel and outside consultants, and to the extent reasonably practicable, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any communication, written or oral, to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vi) except as may be prohibited by any governmental body or by any legal requirement, permit the other party or its authorized representatives to be present at each meeting or phone or video conference relating to such request, inquiry, investigation, action or legal proceeding.
Notwithstanding anything to the contrary in the Merger Agreement, (i) Regeneron and its affiliates will not be required to, and without the prior written consent of Regeneron, the Acquired Corporations will not, propose, negotiate, commit to, effect or agree to, by consent decree, hold separate order or otherwise, the sale, license, divestiture, disposal or holding separate of, or any other action that would limit Regeneron’s freedom of action with respect to, or its ability to retain, before or after the Offer Acceptance Time or the Effective Time, any entities, interests, assets, intellectual property rights or businesses of Regeneron, the Acquired Corporations or any of their respective affiliates.
Without limiting in any respect Regeneron’s obligations regarding its efforts described above and subject to Regeneron consulting with and considering in good faith the views and comments of Decibel, Regeneron will have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and will have the right to lead all meetings and communications (including any negotiations) with, any governmental body that has authority to enforce any antitrust law and (ii) control the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any governmental body that has authority to enforce any antitrust law. Neither Regeneron nor any of its affiliates will be required to commence or defend any action or legal proceeding against any governmental body in connection with the transactions contemplated by the Merger Agreement.
Employee Matters.   For a period of one year following the Effective Time, Regeneron will provide, or cause to be provided, to each employee of Decibel who is employed by Decibel as of immediately prior to the Effective Time and who continues to be actively employed by the Surviving Corporation (or any affiliate thereof) during such one-year period (each, a “Continuing Employee”) with:
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a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time;

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target cash incentive compensation opportunities that are no less favorable than either (1) those provided to such Continuing Employee by any Acquired Corporation immediately prior to the Effective Time or (2) those provided by Regeneron or its affiliates to similarly situated employees; and

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employee benefits (excluding equity incentive compensation and certain other benefits) that in the aggregate are no less favorable than either (1) those provided to such Continuing Employee by the Acquired Corporations immediately prior to the Effective Time or (2) those provided by Regeneron or its affiliates to similarly situated employees.

Regeneron will assume and honor, and will cause the Surviving Corporation and their respective affiliates to assume and honor, the employee plans set forth in the Decibel Disclosure Letter that provide for severance payments and benefits to any Continuing Employee whose employment ends for a severance-qualifying reason pursuant to such employee plan.
To the extent that service is relevant for eligibility or vesting under any benefit plan of Regeneron and/or the Surviving Corporation, then Regeneron will ensure that such benefit plan will, for purposes of eligibility and vesting, but not for purposes of benefit accrual (except as may be applicable for severance and paid time off), credit Continuing Employees for service prior to the Effective Time with the Acquired Corporations or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Acquired Corporations. However, such service will not be recognized to the extent that such recognition would result in any duplication of benefits, and Regeneron and its affiliates will not be required to provide credit for any purpose under any cash or equity incentive plan, defined benefit pension plan, post-retirement welfare plan or any plan under which similarly situated employees of Regeneron and its affiliates do not receive credit for prior service or that is grandfathered or frozen.
Regeneron or its affiliates will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Regeneron or its affiliates that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding benefit plan of the Acquired Corporations, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Regeneron or its affiliates during the portion of the calendar year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Regeneron or its affiliates, in each case to the extent recognized for such purpose under an analogous benefit plan prior to the Effective Time, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan of the Acquired Corporations prior to the Effective Time.
Unless otherwise requested by Regeneron in writing not less than five (5) business days before the Closing Date, the Decibel Board of Directors (or the appropriate committee thereof) will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company 401(k) Plan, effective as of the day prior to the earlier to occur of the Closing Date or the date on which falls the Offer Acceptance Time. Following the Effective Time, Regeneron will, to the extent permitted by Regeneron’s 401(k) Plan, permit the Continuing Employees who are actively employed as of such time to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code (excluding loans), in the form of cash.
No provision of the Merger Agreement is intended to, or will, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith will be regarded for any purpose as a third-party beneficiary of the Merger Agreement or have the right to enforce the provisions thereof. Nothing in the Merger Agreement will be construed to create a right in any Person to employment with Regeneron, the Surviving Corporation or any other affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee will be “at will” employment.

Acquisition Proposals.   The Acquired Corporations have agreed to cause their representatives to immediately cease any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal (as defined below) as of the date of the Merger Agreement. As promptly as reasonably practicable (and in any event within two (2) business days) following the date of the Merger Agreement, Decibel will request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all nonpublic information previously furnished to any Person (other than Regeneron) that has, within the one (1)-year period prior to the date of the Merger Agreement, made or indicated an intention to make an Acquisition Proposal and Decibel will, within one (1) business day following the date of the Merger Agreement, terminate access by any third party who has made or would reasonably be expected to make an Acquisition Proposal (other than Regeneron and its representatives) to any data room containing any confidential information.
In addition, except as otherwise expressly permitted below, the Acquired Corporations will not, and will cause their representatives not to directly or indirectly:
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continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may be ongoing with respect to an Acquisition Proposal as of the date of the Merger Agreement;

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solicit, initiate or facilitate or knowingly encourage (including by way of furnishing nonpublic information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any nonpublic information in connection with, or for the purpose of soliciting or knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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take any action to exempt any person (other than Regeneron and its subsidiaries) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or Decibel’s organizational and other governing documents;

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waive or release any person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other contract, unless, solely in the case of this clause, (1) the Decibel Board of Directors determines in good faith, after consultation with Decibel’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to Decibel’s stockholders under applicable legal requirements, in which event the Acquired Corporations may take the actions described in this clause solely to the extent necessary to permit a third party to make, on a confidential basis to the Decibel Board of Directors, an Acquisition Proposal, conditioned upon such third party agreeing that Decibel will not be prohibited from providing any information to Regeneron (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with Section 5.3 of the Merger Agreement and (2) Decibel complies with the obligations set forth in Section 5.3(d) of the Merger Agreement; or

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resolve or agree to do any of the foregoing.

Notwithstanding the foregoing, if Decibel receives an unsolicited bona fide written Acquisition Proposal from any person or group, which Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and did not result from or arise out of a breach of Decibel’s non-solicitation obligations, if the Decibel Board of Directors determines in good faith, (1) after consultation with Decibel’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below) and (2) after consultation with Decibel’s outside legal counsel that the failure to take the actions described below would be inconsistent with the fiduciary duties of the Board of Directors to Decibel’s stockholders under applicable legal requirements, then Decibel and its representatives may:
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furnish, pursuant to an acceptable confidentiality agreement, information (including nonpublic information) with respect to the Acquired Corporations to the person or group who has made such Acquisition Proposal and their representatives; and

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engage in or otherwise participate in discussions or negotiations with the person or group of Persons making such Acquisition Proposal;

provided that Decibel will substantially concurrently provide to Regeneron any information concerning the Acquired Corporations that is provided to any person to the extent access to such information was not previously provided to Regeneron or its representatives. Decibel will promptly (and in any event within one (1) day of execution thereof) provide Regeneron with an accurate and complete copy of any acceptable confidentiality agreement entered into as contemplated by the foregoing.
Decibel will (i) promptly (and in any event within 24 hours) notify Regeneron if it receives any requests, inquiries, proposals or offers with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, or any initial request for non-public information concerning Decibel from any person or group who has made or could reasonably be expected to make an Acquisition Proposal and provide to Regeneron unredacted copies of any written requests, inquiries, proposals or offers or other materials, including proposed agreements and summaries of the terms and conditions of any oral requests, inquiries, proposals or offers, the name of any such person or group and a summary of any material unwritten terms and conditions thereof, and the nature of any information requested, (ii) keep Regeneron reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal or any requests, inquiries, proposals or offers (including by furnishing copies of any further amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation) and (iii) upon the request of Regeneron, reasonably inform Regeneron of the status of such Acquisition Proposal.
For the purposes of the foregoing covenants and those contained under Section 11 — “Changes of Board Recommendation or other Adverse Actions” below and for the purposes of the Support Agreements, please note the following definitions:
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“Acquisition Proposal” means any proposal or offer from any Person (other than Regeneron and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, including any amendment or modification to any such proposal or offer, relating to, in a single transaction or series of related transactions, any (A) acquisition, lease, exchange, transfer or other disposition of exclusive license of assets (including equity interests of any subsidiary) of any of the Acquired Corporations, with a fair market value equal to 15% or more of Decibel’s consolidated assets or to which 15% or more of Decibel’s revenues or earnings on a consolidated basis are attributable, (B) issuance or acquisition of 15% or more of the outstanding Shares or other voting or equity securities of Decibel, (C) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares, (D) acquisition or exclusive license of all or substantially all of the rights to Otoferlin (DB-OTO) or GJB2 (AAV.103) or (E) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Acquired Corporations that if consummated would result in any Person or group beneficially owning 15% or more of the outstanding Shares or other voting or equity securities of Decibel, in each case other than the transactions contemplated by the Merger Agreement.

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“Intervening Event” means any event, fact, circumstance, development or occurrence that is material to Decibel and Decibel’s subsidiaries (taken as a whole) that was not known or reasonably foreseeable to the Decibel Board of Directors (or, if known, the material consequences of which were not known or reasonably foreseeable by the Decibel Board of Directors) as of or prior to the date of the Merger Agreement and does not relate to or (A) involve the receipt, existence or terms of an Acquisition Proposal or any matters relating thereto or consequence thereof; (B) changes in the market price or trading volume of the Shares, or any other securities of Decibel or any change in credit rating or the fact that Decibel meets or exceeds (or that Regeneron fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period; (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices); or (D) changes in GAAP, other applicable accounting rules or legal requirements or, in any such case, changes in the interpretation thereof.

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“Superior Offer” mean a bona fide written Acquisition Proposal that the Decibel Board of Directors determines in good faith after consultation with Decibel’s financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory, timing, and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Decibel Board of Directors deems relevant, is more favorable to Decibel’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (including after giving effect to written proposals, if any, made by Regeneron pursuant to the terms of the Merger Agreement); provided that for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “75%.”
Nothing in the Merger Agreement will prohibit Decibel or the Decibel Board of Directors from taking and disclosing to the stockholders of Decibel a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.
Changes of Board Recommendation or other Adverse Actions.   Except as described below, during the pre-closing period, neither the Decibel Board of Directors nor any committee thereof may:
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withdraw or withhold (or modify or qualify in a manner adverse to Regeneron or Purchaser), or publicly propose to withdraw or withhold (or modify or qualify in a manner adverse to Regeneron or Purchaser), the Decibel Board Recommendation;

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fail to include the Decibel Board Recommendation in the Schedule 14D-9 or the Merger Proxy Statement;

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adopt, approve, recommend or declare advisable, or resolve, agree or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal (we refer to any action described in this and the immediately prior two bullet points as a “Decibel Adverse Recommendation Change”); or

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adopt, approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Decibel to execute or enter into any contract with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, or that requires, or is reasonably expected to cause, Decibel to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an acceptable confidentiality agreement).

If any Acquired Corporation has received a bona fide written Acquisition Proposal that was made or renewed on or after the date of the Merger Agreement and did not result from or arise out of a breach of the Merger Agreement from any person that has not been withdrawn and after consultation with Decibel’s financial advisors and outside legal counsel, the Decibel Board of Directors has determined, in good faith, that such Acquisition Proposal is a Superior Offer:
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the Decibel Board of Directors may make a Decibel Adverse Recommendation Change; or

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Decibel may terminate the Merger Agreement pursuant to its terms to enter into a Specified Agreement (as defined below) with respect to such Superior Offer (provided such Acquisition Proposal did not result from or arise out of a breach of Decibel’s obligations under the Merger Agreement);

provided, that each of the foregoing actions may only be taken if:
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The Decibel Board of Directors determines in good faith, after consultation with Decibel’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Decibel Board of Directors to Decibel’s stockholders under applicable legal requirements;

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Decibel has given Regeneron prior written notice of its intention to consider making a Decibel Adverse Recommendation Change or terminate the Merger Agreement at least five (5) business days prior to making any such Decibel Adverse Recommendation Change or termination (which we refer to as a “Determination Notice”) and, to the extent desired by Regeneron, during such five (5) business day period will have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Regeneron so that such Acquisition Proposal would cease to constitute a Superior Offer; and
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(1) Decibel has provided Regeneron information with respect to such Acquisition Proposal in accordance with the terms of the Merger Agreement, (2) Decibel has given Regeneron five (5) business days to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to any written proposals and any revised terms made by Regeneron in writing during such period, if any, after consultation with Decibel’s financial advisors and outside legal counsel, the Decibel Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer and, after consultation with Decibel’s outside legal counsel, that the failure to make the Decibel Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Decibel Board of Directors to Decibel’s stockholders under applicable legal requirements.

The provisions of the foregoing bulleted points will also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment or modification to the Acquisition Proposal, except that for purposes of the foregoing the references to a five (5)-business day notice period shall be deemed to be three (3)-business day notice period.
Other than in connection with an Acquisition Proposal, the Decibel Board of Directors may make a Decibel Adverse Recommendation Change in response to an Intervening Event if:
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the Decibel Board of Directors determines in good faith, after consultation with Decibel’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Decibel Board of Directors to Decibel’s stockholders under applicable legal requirements;

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Decibel has notified Regeneron at least five (5) business days prior to making any such Decibel Adverse Recommendation Change and, to the extent desired by Regeneron, during such five (5)-business day period, will have negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal to the extent proposed by Regeneron so that a Decibel Adverse Recommendation Change would no longer be necessary; and

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(1) Decibel has specified in reasonable detail the facts and circumstances underlying the Intervening Event, (2) Decibel has given Regeneron a five (5)-business day period to propose revisions to the terms of the Merger Agreement or make another proposal so that a Decibel Adverse Recommendation Change would no longer be necessary, and (3) after giving effect to the written proposals made by Regeneron during such period, if any, after consultation with outside legal counsel, the Decibel Board of Directors has determined, in good faith, that the failure to make the Decibel Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the fiduciary duties of the Decibel Board of Directors to Decibel’s stockholders under applicable legal requirements.

The provisions of the foregoing bulleted points will also apply to any material change to the facts and circumstances relating to such Intervening Event, except that in such case the references to five (5)-business day notice period shall be deemed to be three (3)-business day notice period.
Termination.   The Merger Agreement may be terminated, and the Merger contemplated thereby may be abandoned, at any time prior to the Effective Time (if applicable, whether before or after the Decibel Stockholder Approval shall have been obtained (unless otherwise provided below)) as follows:
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by mutual written consent of Regeneron and Decibel (or if an Offer Termination has occurred, prior to the Closing);

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by either Decibel or Regeneron, at any time prior to the Offer Acceptance Time (or if an Offer Termination has occurred, prior to the Closing), if the Closing has not occurred in accordance with the terms of the Merger Agreement by the End Date; provided, however, that (i) the End Date may be extended as described in Section 11 — “The Merger Agreement; The Offer” and (ii) this termination right will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the Closing having occurred on or before the End Date;

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if an Offer Termination shall have occurred, by either Regeneron or Decibel if the Decibel Stockholder Approval shall not have been obtained at the Decibel Stockholder Meeting duly convened and held or any adjournment or postponement thereof permitted by the Merger Agreement;

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if an Offer Termination has not occurred, by either Regeneron or Decibel if the Offer (as it may have been extended to the Merger Agreement) expires or is terminated or withdrawn without all of the Offer Conditions having been satisfied, subject to certain exceptions; provided that this right to terminate will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the non-satisfaction of the Offer Condition that resulted in such expiration, termination or withdrawal;

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by either Decibel or Regeneron if a governmental body of competent jurisdiction shall have issued an order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal, which order, decree, ruling or other action shall be final and nonappealable; provided, however, that this termination right will not be available to any party whose material breach of the Merger Agreement has been a proximate cause of the issuance of such final and nonappealable order, decree, ruling or other action or to any Party that has failed to use its reasonable best efforts as required under the Merger Agreement to remove such order, decree, ruling or other action;

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by Regeneron, if prior to the Offer Acceptance Time or the adoption of the Merger Agreement by holders of at least a majority of the outstanding Shares entitled to vote thereon (whichever is first to occur):

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the Decibel Board of Directors has failed to include the Decibel Board Recommendation in the Schedule 14D-9 or the Merger Proxy Statement when mailed, or has effected a Decibel Adverse Recommendation Change;

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the Decibel Board of Directors fails to publicly reaffirm the Decibel Board Recommendation (A) within five (5) business days after Regeneron so requests in writing if any Acquisition Proposal (other than a tender offer or exchange offer) has been publicly announced and not publicly and irrevocably withdrawn or has not been publicly announced but has been received by Decibel and not irrevocably withdrawn (provided that, Regeneron may make such request pursuant to this clause (A) no more than once with respect to any Acquisition Proposal (but provided, further that each time a Determination Notice is delivered Regeneron shall be entitled to make a new such request)) or (B) within ten (10) business days after Regeneron so requests (or, if earlier, within five business days prior to the Decibel Stockholder Meeting), if no Acquisition Proposal has been publicly announced or has been received by Decibel (provided that, Regeneron may only make such request pursuant to this clause (B) once every 30 days);

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in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Decibel Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer or (B) fails to recommend rejection of such tender offer or exchange offer and reaffirm the Decibel Board Recommendation in a solicitation/recommendation statement on Schedule 14D-9 within ten (10) business days of the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the later of (1) five business days prior to the Decibel Stockholder Meeting and (2) two business days after Regeneron’s request in writing); or

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Decibel breaches or fails to perform or comply with any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to (A) the failure of certain Offer Conditions (if an Offer Termination has not occurred) or (B) the failure of certain Conditions to the Merger (if an Offer Termination has occurred), as applicable, and (ii) cannot be or has not been cured by the End Date, or if capable of being cured in such time period, within thirty (30) days after receipt by Decibel of written notice of such breach or failure to perform or comply; provided that Regeneron and Purchaser are not then in breach of its or their obligations under the Merger Agreement;

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by Decibel, if prior to the Cut-off Time:

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to accept a Superior Offer, and substantially concurrently enter into a binding written definitive acquisition agreement providing for the consummation of a transaction which the Decibel Board of Directors has determined, in good faith, constitutes a Superior Offer (which we refer to as a “Specified Agreement”); provided that the Acquired Corporations have complied in all material respects with their obligations under the Merger Agreement in relation to the Superior Offer and Decibel has paid, or caused to be paid, to Regeneron the Termination Fee (as defined below);

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Regeneron or Purchaser breach or fail to perform or comply with any of their representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform or comply (i) would give rise to (A) the failure of certain Offer Conditions (if an Offer Termination has not occurred) or (B) the failure of certain Conditions to the Merger (if an Offer Termination has occurred), as applicable, and (ii) cannot be or has not been cured by the End Date or, if curable, is not cured by Regeneron or Purchaser such time period, within thirty (30) days after receipt by Regeneron of written notice of such breach or failure to perform or comply; provided that Decibel is not then in material breach of its obligations under the Merger Agreement; or

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if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) business days after the date of the Merger Agreement without the prior written consent of Decibel or, except if an Offer Termination has occurred, if Purchaser shall have failed to accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer by the Offer Acceptance Time.

Effect of Termination.   If the Merger Agreement is validly terminated, the Merger Agreement will be of no further force or effect and there shall be no liability on the part of Regeneron, Purchaser or Decibel or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or affiliates following any such termination, except that (a) certain specified provisions of the Merger Agreement will survive, including those described in “— Decibel Termination Fee” below, (b) the Confidentiality Agreement shall survive the termination of the Merger Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of the Merger Agreement shall not relieve any party from any liability for fraud or willful breach of the Merger Agreement prior to termination.
Decibel Termination Fee.   Decibel has agreed to pay Regeneron a termination fee of $6,500,000 (which we refer to as the “Termination Fee”) if:
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Decibel terminates the Merger Agreement pursuant to a Superior Offer Termination;

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Decibel terminates the Merger Agreement pursuant to a failure by Decibel to include the Decibel Board Recommendation, to reaffirm the Decibel Board Recommendation or due to a Decibel Adverse Recommendation Change; or

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(i) the Merger Agreement is terminated by either Regeneron or Decibel pursuant to an End Date termination (provided that with respect to any such termination by Decibel, the right to terminate the Merger Agreement pursuant to an End Date termination is then available to Regeneron), or if the Decibel Stockholder Approval shall not have been obtained at the Decibel Stockholder Meeting (if an Offer Termination shall have occurred) or the Merger Agreement is terminated by Regeneron as a result of certain specified breaches of the Merger Agreement by Decibel, (ii) any Person shall have publicly disclosed a bona fide Acquisition Proposal, or any Acquisition Proposal shall have been communicated to the Board of Directors, in each case after the date of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been irrevocably withdrawn without qualification at least two business days prior to the event giving rise to the right of such termination and, (iii) within twelve (12) months of such termination, Decibel has entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (iii) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

Specific Performance.   The parties have agreed that irreparable damage would occur in the event that the Parties do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. The parties have further agreed that the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled under the Merger Agreement.
Expenses.   Except as otherwise provided therein, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby.
Offer Conditions.   The Offer Conditions are described in Section 15 — “Conditions to the Offer.”
Support Agreements
In connection with entering into the Merger Agreement, Regeneron and Purchaser entered into Tender and Support Agreements (as they may be amended from time to time, the “Support Agreements”), dated as of August 8, 2023 with each of Laurence Reid, OrbiMed Private Investments VIII, LP, OrbiMed Partners Master Fund Limited, OrbiMed Genesis Master Fund, L.P., and Third Rock Ventures III, L.P. (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”), which together own approximately 32.0% of the outstanding Shares as of August 21, 2023 (not including an additional 1,332,039 Company Options and 236,667 Company RSUs that are subject to the Support Agreements). Regeneron and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Support Agreements.
Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the Support Agreements are in effect, at any meeting of stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:
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in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by or in connection with the Merger Agreement and the Support Agreements;

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in favor of any other matters necessary or presented or proposed for the transactions to be timely consummated;

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in favor of any proposal to adjourn or postpone the Decibel Stockholder Meeting or such other meeting of Decibel’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement;

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against any action, agreement or transaction that would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Decibel contained in the Merger Agreement, or of any Supporting Stockholder contained in the Support Agreements, or (b) result in any of the Offer Conditions or conditions to the Merger set forth in the Merger Agreement not being satisfied on or before the End Date;

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against any change in the membership of the Decibel Board of Directors (unless such proposed change in the Decibel Board of Directors was proposed by the Decibel Board of Directors and is not in connection with or in support of any actual or potential Acquisition Proposal); and

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against any Acquisition Proposal and against any other action, agreement or transaction involving Decibel that is intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement and the Support Agreements.

Each Supporting Stockholder also granted Regeneron an irrevocable proxy with respect to the foregoing, subject to the terms and conditions of the Support Agreements.
The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions with respect to Sections 5.3 and 6.1 of the Merger Agreement.

The Support Agreements will each terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Regeneron and such Supporting Stockholder and (d) any amendment to the Merger Agreement or the Offer that is effected without the Supporting Stockholders’ written consent that decreases the amount, or changes the form of consideration payable to all stockholders of Decibel pursuant to the terms of the Merger Agreement.
The foregoing description of the Support Agreements do not purport to be complete and is qualified in its entirety by reference to the full text of the form of Support Agreement, which is filed as Exhibit (d)(2) of the Schedule TO of which this Offer to Purchase forms a part.
CVR Agreement
Each CVR represents a non-tradeable contractual right to receive contingent payments of up to an aggregate of $3.50 per CVR, payable to the holder in cash, without interest and subject to reduction for any applicable withholding of taxes (such amount, or such lesser amount as determined in accordance with the terms and subject to the conditions set forth in the CVR Agreement and summarized below) as follows:
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$2.00 in cash, without interest and subject to reduction for any applicable withholding of taxes (“DB-OTO Milestone Payment”), payable upon the fifth participant being administered with DB-OTO (as defined below) in a clinical trial (the “DB-OTO Milestone”) on or prior to the earlier of (i) December 31, 2024 and (ii) the termination of the CVR Agreement (the earlier of the foregoing (i) and (ii), the “DB-OTO Milestone Expiration Date”); and

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$1.50 in cash, without interest and subject to reduction for any applicable withholding of taxes (“Registration Study Milestone Payment”), payable upon the first to occur of (a) the first participant being administered with DB-OTO in a Registration Enabling Trial (as defined below) or (b) the receipt of acceptance for review of (i) a biologics license application by the FDA, (ii) a marketing authorization application by the European Medicines Agency (“EMA”), (iii) a marketing authorization application by the U.K. Medicines and Healthcare Products Regulatory Agency or (iv) an equivalent application by the applicable national regulatory authority in any of Germany, France, Italy or Spain, in each case for DB-OTO (the “Registration Study Milestone,” and collectively with the DB-OTO Milestone, the “Milestones”), provided that (A) the DB-OTO Milestone has been previously achieved prior to the DB-OTO Milestone Expiration Date and (B) the Registration Study Milestone is achieved prior to the earlier of (x) December 31, 2028 and (y) the termination of the CVR Agreement.

Notwithstanding the foregoing:
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in the case of any CVR received in respect of a Tranche 2 Option, the DB-OTO Milestone Payment will equal the excess of $6.00 over the exercise price per share with respect to such Tranche 2 Option and the Registration Study Milestone will equal $1.50 per CVR; and

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in the case of any CVR received in respect of a Tranche 3 Option, the Registration Study Milestone Payment will equal the excess of $7.50 over the exercise price per share with respect to such Tranche 3 Option (and no payment will be made upon the achievement of the DB-OTO Milestone).

“DB-OTO” means an AAV-based dual-vector gene therapy product candidate designed to express Otoferlin that is in development by Decibel for the treatment of congenital, monogenic hearing loss.
“Registration Enabling Trial” means a clinical trial for DB-OTO (a) the results of which, together with other data and information concerning such product, are intended to or do establish that such product is safe and effective for its intended use; (b) that forms the primary basis (alone or with one or more additional Registration Enabling Trials) of an effectiveness claim in support of a Marketing Approval (as defined in the CVR Agreement) for such product; and (c) that (i) meets the criteria for a Phase III clinical trial (or the equivalent under the rules of the EMA, the MHRA or the applicable national regulatory authority in any of Germany, France, Italy or Spain (the FDA, the EMA, the MHRA, and such other regulatory authorities, collectively, the “Specified Regulatory Authorities”)) at the time such clinical trial is Initiated or (ii) is acknowledged in writing by any of the Specified Regulatory Authorities to satisfy clauses (a) and (b).

At or prior to such time as Purchaser accepts for purchase the Shares tendered in the Offer after the Expiration Time, Regeneron, Purchaser and the Rights Agent will enter into the CVR Agreement governing the terms of the CVRs to be received by Decibel stockholders. Each holder of Shares will be entitled to one CVR for each Share outstanding (i) that Purchaser accepts for payment from such holder pursuant to the Offer or (ii) owned by such holder as of immediately prior to the Effective Time and converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. The CVRs are contractual rights only and not transferable except under certain limited circumstances, will not be certificated or evidenced by any instrument and will not be registered with the SEC or listed for trading. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Regeneron, Purchaser or Decibel or any of their affiliates.
Under the terms of the CVR Agreement, Regeneron will use Commercially Reasonable Efforts to achieve the DB-OTO Milestone. However, the use of Commercially Reasonable Efforts does not guarantee that Regeneron will achieve the DB-OTO Milestone by a specific date or at all. We do not have any efforts obligation with regard to the Registration Study Milestone. Whether the Milestone required for payment of the Milestone Payment is achieved will depend on many factors, some within control of Regeneron and its subsidiaries and others outside the control of Regeneron and its subsidiaries. Each Milestone may only be achieved once. There can be no assurance that either Milestone will be achieved prior to its expiration or the termination of the CVR Agreement, or that any of the payments will be required of us with respect to either Milestone. If a Milestone is not achieved in the applicable timeframe, the associated payment will not be due or payable to the holders of the CVRs and any associated covenants and obligations of Regeneron and Purchase will terminate in accordance with the terms of the CVR Agreement. No interest will accrue or be payable in respect of any of the amounts that may become payable under the CVR Agreement.
“Commercially Reasonable Efforts” means a level of efforts that is consistent with the general practice followed by Regeneron in the relevant jurisdictions in pursuing development and approval of other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar scientific and commercial potential at a similar stage in their development or product life, taking into account all relevant factors, including the prevalence and incidence of the applicable disease or condition, safety, tolerability, efficacy, product profile, anticipated regulatory authority approved labeling, supply chain management considerations, the competitiveness of other products of the Regeneron and third parties in development and in the marketplace, proprietary position (including with respect to patent or regulatory exclusivity), the projected cost, the regulatory structure and requirements involved (including with respect to clinical trial enrollment), and expected profitability (including pricing and reimbursement status achieved or expected to be achieved), and, in each case, other relevant technical, scientific, strategic, commercial, legal, regulatory or medical factors (without limiting Regeneron and Purchaser’s ability to allocate their respective resources in accordance with their respective development and commercial priorities). It is understood and agreed that, depending on the relevant facts and circumstances, Commercially Reasonable Efforts may not require Regeneron to test, develop, pursue, manufacture, make regulatory filings or seek regulatory approvals with respect to, or otherwise advance, DB-OTO. Any Milestone Payments payable under the CVR Agreement may not be taken into account in determining Commercially Reasonable Efforts.
Commercially Reasonable Efforts shall not require Regeneron to (i) open any new sites for clinical trials beyond those having been opened or expressly planned to be opened pursuant to the Decibel’s development plans shared with Regeneron as of August 8, 2023; or (ii) initiate any additional clinical trials beyond the Phase 1/2 Clinical Trial in existence as of the date of the Merger Agreement.
The CVRs will not be transferable except:
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upon death by will or intestacy;

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by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee;

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pursuant to a court order;

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by operation of law or without consideration in connection with the dissolution, liquidation, or termination of any corporation, limited liability company, partnership or other entity;

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in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company;

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if the holder is a partnership or limited liability company, by a distribution by the transferring partnership or limited liability company to its partners or members, as applicable (provided that such distribution does not subject the CVRs to a requirement of registration under the Securities Act or the Exchange Act); or

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to Regeneron or Purchaser in connection with the abandonment of such CVR by the applicable holder, including by transferring such CVR to Purchaser.

The Rights Agent will create and maintain a register (the “CVR Register”) for the purpose of (i) identifying holders of CVRs and (ii) registering CVRs in book-entry position and any transfers of CVRs that are permitted under the CVR Agreement. The CVR Register will set forth the name and address of each holder of a CVR, the number of CVRs held by such holder and Tax Identification Number of each holder and, with respect to each holder of any CVR received in respect of any Tranche 2 Option or Tranche 3 Option, the exercise price of such Tranche 2 Option or Tranche 3 Option. The CVR Register will be updated as necessary by the Rights Agent to reflect the addition or removal of holders (pursuant to transfers permitted under the CVR Agreement) upon the written receipt of such information by the Rights Agent.
The CVR Agreement provides that, other than the rights of the Rights Agent (as defined below) as set forth in the CVR Agreement, holders of at least 50% of outstanding CVRs set forth in the CVR Register have the sole right, on behalf of all holders of CVRs, by virtue or under any provision of the CVR Agreement, to institute any action or proceeding with respect to the CVR Agreement, and no individual holder or other group of holders of CVRs will be entitled to exercise such rights. However, the foregoing does not limit the ability of an individual holder of CVRs to seek a payment due from the applicable party solely to the extent such payment amount has been finally determined to be due and payable and has not been paid within the period contemplated by the CVR Agreement.
Additionally, the CVR Agreement provides Regeneron and Purchaser the right to amend, without the consent of the holders of CVRs or the Rights Agent, the CVR Agreement in the following circumstances: (i) to evidence the appointment of a successor Rights Agent; (ii) to evidence the succession of another person to Regeneron or Purchaser; (iii) to add to the covenants of Regeneron or Purchaser for the protection of the holders (provided such amendment does not adversely affect, individually or in aggregate, the interests of the holders); (iv) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision in the CVR Agreement, or to make any other provisions with respect to matters or questions arising under the CVR Agreement (provided such amendment does not adversely affect, individually or in aggregate, the interests of the holders); (v) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act (or similar registration or prospectus requirements under securities laws outside the United States); or (vi) any other amendments for the purposes of adding, eliminating or changing any provisions of the CVR Agreement (provided such amendment does not adversely affect, individually or in aggregate, the interests of the holders).
The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of CVR Agreement, which is filed as Exhibit (d)(3) of the Schedule TO of which this Offer to Purchase forms a part.
Confidentiality Agreement
Prior to signing the Merger Agreement, Decibel and Regeneron entered into a customary confidentiality agreement, dated June 30, 2023 (which we refer to as the “Confidentiality Agreement”). The Confidentiality Agreement included customary non-disclosure provisions that required Regeneron to keep confidential certain information relating to Decibel, and required each party to keep confidential the existence and content of any discussions in connection with a possible strategic transaction, for a period of two years from the date of the Confidentiality Agreement. The Confidentiality Agreement also included a customary standstill provision that prohibited Regeneron, for a period of nine (9) months from the date of the Confidentiality

Agreement, from offering to acquire or acquiring Decibel, and from taking certain other actions, including soliciting proxies, without the prior written consent of Decibel. The Confidentiality Agreement provided for the termination of the standstill provision on customary terms, and also allowed Regeneron to make confidential acquisition proposals to the Decibel Board of Directors at any time. The Confidentiality Agreement contained a non-solicitation provision prohibiting Regeneron and any of its controlled affiliates who are provided with confidential information, for a period of twelve (12) months from the date of the Confidentiality Agreement, from soliciting for employment or hiring any employee of Decibel who was first introduced to Regeneron in connection with (i) evaluating a potential transaction or (ii) the parties activities under the Collaboration Agreement (as defined below), subject to certain exceptions.
The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, which is filed as Exhibit (d)(7) of the Schedule TO of which this Offer to Purchase forms a part.
Exclusivity Agreement
Prior to signing the Merger Agreement, Decibel and Regeneron entered into a letter agreement, dated June 30, 2023 (the “Exclusivity Agreement”), which provided for exclusive negotiations between Decibel and Regeneron until 11:59 p.m., Eastern time, on the earliest of: (i) July 20, 2023 (provided if as of such date Decibel and Regeneron were continuing to negotiate in good faith toward the execution of a definitive agreement with respect to the Transactions, such exclusivity period would be automatically extended for two successive seven-day periods, unless prior to the then-scheduled end of such period, either Decibel or Regeneron provided written notice to the other that it wished to terminate the negotiations); (ii) the time at which Regeneron proposed in writing to reduce the aggregate cash consideration below $6.00 per Share or the aggregate amount payable per Share pursuant to the CVRs to less than $1.00; and (iii) the execution of a definitive merger agreement between Decibel and Regeneron with respect to the Transactions.
The foregoing description of the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exclusivity Agreement, which is filed as Exhibit (d)(8) of the Schedule TO of which this Offer to Purchase forms a part.
12.   Purpose of the Offer; Plans for Decibel.
Purpose of the Offer.   The purpose of the Offer is for Regeneron, through Purchaser, to acquire control of, and the entire equity interest in, Decibel. The Offer, as the first step in the acquisition of Decibel, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time, subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement.
If you sell your Shares in the Offer, you will cease to have any equity interest in Decibel or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Decibel. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Decibel.
Merger Without a Stockholder Vote.   If an Offer Termination does not occur and the Offer is consummated, we will not seek a vote of the remaining public stockholders of Decibel before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation (the shares of which are listed on a national securities exchange or held of record by more than 2,000 holders), and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the vote of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Decibel in accordance with Section 251(h) of the DGCL.

However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Decibel shall prepare, file and mail the Merger Proxy Statement to the Decibel stockholders related to the Decibel Stockholders Meeting; provided, that if a filing has been made pursuant to the HSR Act, and the waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination will automatically be withdrawn and, if the Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser will recommence the Offer. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
Plans for Decibel.   If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Decibel and the Decibel Board of Directors shortly thereafter. Regeneron and Purchaser are conducting a detailed review of Decibel and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Regeneron and Purchaser will continue to evaluate the business and operations of Decibel during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Regeneron intends to review such information as part of a comprehensive review of Decibel’s business, operations, capitalization and management with a view to optimizing development of Decibel’s potential in conjunction with Decibel’s and Regeneron’s existing businesses. We expect that all aspects of Decibel’s business will be fully integrated into Regeneron. However, plans may change based on further analysis, including changes in Decibel’s business, corporate structure, charter, bylaws, capitalization, Board of Directors and management.
Except as set forth in this Offer to Purchase, including as contemplated in this Section 12 — “Purpose of the Offer; Plans for Decibel,” and Section 13 — “Certain Effects of the Offer,” Regeneron and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Decibel (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Decibel, (iii) any material change in Decibel’s capitalization or dividend policy, (iv) any other material change in Decibel’s corporate structure or business, (v) changes to the management of Decibel or the Decibel Board of Directors, (vi) a class of securities of Decibel being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Decibel being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.
To the best knowledge of Regeneron and Purchaser, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Decibel, on the one hand, and Regeneron, Purchaser or Decibel, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Decibel entering into any such agreement, arrangement or understanding.
It is possible that certain members of Decibel’s current management team will enter into new employment arrangements with Regeneron or the Surviving Corporation after the completion of the Offer and the Merger. Any such arrangements with the existing management team are currently expected to be entered into after the completion of the Offer and will not become effective until after the completion of the Merger, if at all. There can be no assurance that any parties will reach an agreement on any terms, or at all.
The Board of Directors and officers of the Surviving Corporation at and immediately following the Effective Time will consist of the members of the Board of Directors and officers, respectively, of Purchaser immediately prior to the Effective Time.

At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety so as to read in the form set forth on Annex II to the Merger Agreement, and the bylaws of Purchaser in effect at the Effective Time will be the bylaws of the Surviving Corporation.
13.   Certain Effects of the Offer.
Market for the Shares.   If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.
Stock Quotation.   The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on Nasdaq because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend and will cause Decibel to delist the Shares from Nasdaq.
Margin Regulations.   The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Decibel to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Decibel to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Decibel, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Decibel and persons holding “restricted securities” of Decibel to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. We intend and will cause Decibel to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.
14.   Dividends and Distributions.
The Merger Agreement provides that during the pre-closing period, except as otherwise required or expressly permitted in the Merger Agreement, the Acquired Corporations will not declare, set aside, or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares).
15.   Conditions to the Offer.
The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in the clauses below. Notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the terms of the Merger Agreement), if: (A) the Minimum Condition, the Termination Condition or the conditions set forth in clauses

(E) and (G) below are not satisfied by the Expiration Date; or (B) any of the additional conditions set forth below are not satisfied or waived in writing by Regeneron:
(A)
there have been validly tendered and not validly withdrawn in accordance with the terms of the Offer, Shares that, considered together with all other Shares (if any) owned by Regeneron and its affiliates, represent one more Share than 50% of the total number of Shares outstanding at the time of the expiration of the Offer;

(B)
(i)   the representations and warranties made by Decibel in clauses (a) through (d) of Section 3.3 (Capitalization) of the Merger Agreement are true and correct in all respects except for any de minimis inaccuracies as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);

(ii)   the representations and warranties made by Decibel in Sections 3.1 (Due Organization; Subsidiaries), 3.2 (Certificate of Incorporation and Bylaws), 3.20 (Authority; Binding Nature of Agreement) and 3.23 (Opinion of Financial Advisor) of the Merger Agreement are true and correct in all material respects (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
(iii)   the representations and warranties made by Decibel set forth in Section 3.21 (Takeover Laws) and Section 3.24 (Brokers and Other Advisors) of the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date;
(iv)   the representations and warranties made by Decibel in Section 3.5(a)(ii) (No Material Adverse Effect) of the Merger Agreement are true and correct in all respects as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date;
(v)   the representations and warranties made by Decibel in the Merger Agreement (other than those referred to in clauses (i), (ii), (iii) and (iv) above) are true and correct (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the date of the Merger Agreement and at and as of the scheduled Expiration Date as if made on and as of the scheduled Expiration Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(C)
Decibel has complied with and performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the scheduled Expiration Date;

(D)
since the date of the Merger Agreement, there has not been any Effect which, individually or in the aggregate, (i) has had a Material Adverse Effect that is continuing as of the scheduled Expiration Date or (ii) would reasonably be expected to have a Material Adverse Effect;

(E)
if a filing has been made pursuant to the HSR Act, any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated;

(F)
Regeneron and Purchaser have received a certificate executed on behalf of Decibel by Decibel’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in clauses (B), (C) and (D) above have been satisfied;

(G)
any governmental body of competent jurisdiction has not issued any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger, which remains in effect, nor has any legal requirement been promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which, directly or indirectly, prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and
(H)
the Merger Agreement has not been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Regeneron and Purchaser, and (except for the Offer Conditions set forth in clauses (A) and (H) above or as otherwise set forth in the Merger Agreement) may be waived by Regeneron and Purchaser, in whole or in part at any time and from time to time, in the sole discretion of Regeneron and Purchaser. The failure by Regeneron or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any reference in this Section 15 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived.
16.   Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 16, based on our examination of publicly available information filed by Decibel with the SEC and other information concerning Decibel, we are not aware of any governmental license or regulatory permit that appears to be material to Decibel’s business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Regeneron as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under “State Takeover Laws,” such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Decibel’s business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15 — “Conditions to the Offer.”
Compliance with the HSR Act.   Under the HSR Act, and the related rules and regulations promulgated thereunder, certain transactions may not be consummated until notifications have been given and information has been furnished to the FTC and the Antitrust Division and all statutory waiting period requirements have been satisfied. Regeneron will perform a good faith determination as to whether the Offer and Merger requires filing of notification and report forms pursuant to the HSR Act.
At any time, including before or after the expiration of the statutory waiting periods under the HSR Act if a filing has been made pursuant the HSR Act, or before or after the effective time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Offer or Merger, to rescind the Offer or Merger or to conditionally permit completion of the Offer or Merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Offer or Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Regeneron or Decibel believes that the Offer or Merger violates the antitrust laws, there can be no assurance that a challenge to the Offer or Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
See Section 15 — “Conditions to the Offer.”
State Takeover Laws.   Decibel is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three (3) years following the date such person became an “interested stockholder” unless, among other things, the “business combination” is approved by the board of directors of such corporation before such person became an “interested stockholder.” The Decibel Board of Directors has taken all action necessary under the DGCL to ensure that no such restrictions apply to the Offer, Merger or any other transactions contemplated by the Merger Agreement and has approved the Merger Agreement, the Support Agreements and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.
Decibel, directly or through subsidiaries, may be deemed to be conducting business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15 — “Conditions to the Offer.”
Going Private Transactions.   The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because (i) we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Decibel (for purposes of the Exchange Act); (ii) it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one (1) year following the consummation of the Offer); and (iii) in the Merger, stockholders will receive the same consideration per Share as the Offer Consideration.
Stockholder Approval Not Required.   Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that (1) the acquiring company consummates a tender offer for any and all of the outstanding common stock of Decibel to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (2) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Decibel to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If an Offer Termination has not occurred, and if the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will have received a sufficient number of Shares to ensure that Decibel will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of Decibel. If an Offer Termination has not occurred, following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Regeneron, Purchaser and Decibel will take all necessary and appropriate action to effect the Merger as soon as practicable after the Offer Acceptance Time, without a meeting of stockholders of Decibel in accordance with Section 251(h) of the DGCL.
However, if an Offer Termination occurs, the Merger will be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement. If Regeneron delivers a Meeting Election, Purchaser shall (and Regeneron shall cause Purchaser to) promptly terminate and withdraw the Offer or permit the Offer to expire without accepting for payment, and without paying for, any Shares pursuant to the Offer, and Decibel shall prepare, file and mail the Merger Proxy Statement to the Decibel stockholders related to the Decibel Stockholder Meeting; provided that if a filing has been made pursuant to the HSR Act, and if any waiting period (and any extension thereof) applicable to the Offer or the Merger under the HSR Act has expired or been terminated, (i) Regeneron may not deliver a Meeting Election and (ii) if a Meeting Election has already been delivered but Decibel has not yet mailed the Merger Proxy Statement, the Meeting Election and any Offer Termination shall automatically be withdrawn and, if the

Offer has been terminated or expired without any Shares having been accepted for payment, Purchaser shall recommence the Offer. However, at this time, neither Decibel nor Regeneron is asking you for a proxy and you are requested not to send a proxy.
17.   Appraisal Rights.
No appraisal rights are available to the holders or beneficial owners of Shares in connection with the Offer. Unless otherwise specified expressly herein, all references to a “beneficial owner” are to a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person. If the Merger is consummated, appraisal rights will be available in connection with the Merger as further described below, but, although the availability of appraisal rights depends on the Merger being consummated, stockholders and beneficial owners who wish to exercise such appraisal rights must do so no later than the time of the consummation of the Offer, even though the Merger will not have been consummated as of such time. If the Merger is consummated, the holders and beneficial owners of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) demand appraisal in accordance with the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the consideration paid in the Offer and the market value of such Shares. Holders and beneficial owners of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Consideration or the consideration payable in the Merger (which is equivalent in amount to the Offer Consideration). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.
As will be described more fully in the Schedule 14D-9, if a stockholder or beneficial owner elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder or beneficial owner must do all of the following:
•
by the later of the consummation of the Offer and twenty (20) days after the mailing of the Schedule 14D-9, deliver to Decibel a written demand for appraisal of Shares held, which demand must reasonably inform Decibel of the identity of the stockholder or beneficial owner, as applicable, and that the stockholder or beneficial owner, as applicable intends thereby to demand appraisal of such Shares (and, in the case of a demand made by a beneficial owner, the demand must reasonably identify the holder of record of the Shares for which the demand is made, be accompanied by documentary evidence of the beneficial owner’s beneficial ownership of the Shares for which appraisal is demanded, include a statement that such documentary evidence is a true and correct copy of what it purports to be and provide an address at which the beneficial owner consents to receive notices given by the Surviving Corporation in the Merger under Section 262 and to be set forth on the verified list required by subsection (f) of Section 262);

•
not tender their Shares in the Offer; and

•
continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time (if a stockholder who demanded appraisal transfers or a beneficial owner who demanded appraisal ceases to beneficially own the Shares before the Effective Time, such person will lose appraisal rights with respect to the Shares).

The foregoing summary of the appraisal rights of stockholders and beneficial owners under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders and beneficial owners desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Consideration for your Shares.
18.   Fees and Expenses.
Regeneron has retained Innisfree M&A Incorporated to be the Information Agent and Computershare to be the Depository in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.
The Information Agent and the Depository will each receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.
Neither Regeneron nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depository and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
19.   Miscellaneous.
The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.
No person has been authorized to give any information or to make any representation on behalf of Regeneron or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, Depository or the Information Agent for the purpose of the Offer.
Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Decibel has advised Purchaser that it will file with the SEC on the date on which Regeneron and Purchaser file the Offer documents with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of the Decibel Board of Directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Copies of such documents, and any amendments thereto, may, when filed, be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning Decibel” above.
Symphony Acquisition Sub, Inc.
August 25, 2023

SCHEDULE I — INFORMATION RELATING TO REGENERON AND PURCHASER
Regeneron
The following table sets forth information about Regeneron’s directors and executive officers as of August 18, 2023. The current business address of each person is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, and the business telephone number is (914) 847-7000. Except as provided below, all directors and executive officers listed below are citizens of the United States.
Name	Age	Position
Bonnie L. Bassler, Ph.D.	61	Director
Michael S. Brown, M.D.	82	Director
N. Anthony Coles, M.D.	63	Director
Joseph L. Goldstein, M.D.	83	Director
Christine A. Poon	71	Director
Arthur F. Ryan	80	Director
Leonard S. Schleifer, M.D., Ph.D.	71	Co-Chair of the Board, Director, President & Chief Executive Officer
George L. Sing	74	Director
Marc Tessier-Lavigne, Ph.D.	63	Director
Craig B. Thompson, M.D.	70	Director
George D. Yancopoulos, M.D., Ph.D.	63	Co-Chair of the Board, Director, President & Chief Scientific Officer
Huda Y. Zoghbi, M.D.	69	Director
Christopher Fenimore	52	Senior Vice President, Controller
Robert E. Landry	59	Executive Vice President, Finance and Chief Financial Officer
Joseph J. LaRosa	65	Executive Vice President, General Counsel and Secretary
Marion McCourt	63	Executive Vice President, Commercial
Andrew J. Murphy, Ph.D.	65	Executive Vice President, Research
Neil Stahl, Ph.D.	66	Executive Vice President, Research and Development
Daniel P. Van Plew	50	Executive Vice President and General Manager, Industrial Operations and Product Supply
Executive Officers of Regeneron
Leonard S. Schleifer, M.D., Ph.D., 70, founded Regeneron in 1988, has been a director and its President and Chief Executive Officer since its inception, served as Chair of the Board from 1990 through 1994, and has served as Co-Chair of the Board since June 2023. Dr. Schleifer, together with Regeneron’s founding scientist, Dr. Yancopoulos, built and has managed the Company over the past 35 years. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.
George D. Yancopoulos, M.D., Ph.D., 63, joined Dr. Schleifer in 1989 as founding scientist of the Company, and together they built and have managed the Company since then. Dr. Yancopoulos is currently President and Chief Scientific Officer, has served on the board since 2001, and has served as Co-Chair of the Board since June 2023. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and/or developer of the eleven FDA-approved drugs Regeneron has developed, EYLEA® (aflibercept) Injection, EYLEA® HD (aflibercept) injection 8 mg, Praluent® (alirocumab), Dupixent® (dupilumab), Kevzara® (sarilumab), Libtayo® (cemiplimab), Evkeeza® (evinacumab-dgnb), Inmazeb® (atoltivimab, maftivimab and odesivimab-ebgn), Veopoz™ (pozelimab-bbfg), ZALTRAP® (ziv-aflibercept)

Injection for Intravenous Infusion, and ARCALYST® (rilonacept) Injection for Subcutaneous Use, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.
Christopher Fenimore, 52, has been Senior Vice President, Controller since January 2021. He previously served as Vice President, Controller from March 2017 to December 2020, as Vice President, Deputy Controller from January 2017 to March 2017, and as Vice President, Financial Planning from January 2012 to December 2016. Prior to joining the Company in 2003, he was Vice President, Finance at Mojave Therapeutics, Inc. Mr. Fenimore’s prior experience includes working as a supervising senior accountant at KPMG, as well as healthcare industry-focused venture capital and investment banking roles. Mr. Fenimore holds an M.A. in Biotechnology from Columbia University, an M.B.A. in Professional Accounting from Rutgers Business School, and a B.A. in Economics from Rutgers University. Mr. Fenimore is a Certified Public Accountant in the State of New York.
Robert E. Landry, 59, has been Executive Vice President, Finance since January 2019 and Chief Financial Officer since October 2013. From September 2013 to December 2018, he served as Senior Vice President, Finance. Previously, Mr. Landry served as Senior Vice President, Treasurer, at Pfizer Inc. from October 2012 to August 2013 and Senior Vice President — Finance, Pfizer’s Diversified Business, from October 2009 to October 2012. Prior to those roles, Mr. Landry held a number of positions at Wyeth, which was acquired by Pfizer Inc. in October 2009, including Treasurer and Principal Corporate Officer from 2007 to 2009, Director of Pharmaceutical Marketing and Sales of Wyeth’s Australian affiliate from 2006 to 2007, and Chief Financial Officer of Wyeth’s Australian and New Zealand affiliates from 2004 to 2006. Mr. Landry holds a B.B.A. in Accounting from the University of Notre Dame.
Joseph J. LaRosa, 65, has been Executive Vice President, General Counsel and Secretary since January 2019. From September 2011 to December 2018, he served as Senior Vice President, General Counsel and Secretary. Before joining Regeneron, Mr. LaRosa was Senior Vice President, General Counsel, and Secretary at Nycomed US Inc. Mr. LaRosa’s prior experience includes working in a number of senior legal positions at Schering-Plough Corporation from 1993 to 2009, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. Mr. LaRosa received his J.D. from New York University School of Law.
Marion McCourt, 63, has been Executive Vice President, Commercial since January 2021. She previously served as Senior Vice President, Commercial from February 2018 to December 2020. From April 2017 until joining the Company, Ms. McCourt served as the Principal Operating Officer and the Chief Operating Officer and President of Axovant Sciences, Inc. Ms. McCourt previously served as Chief Operating Officer of Medivation, Inc. from February 2016 until its acquisition by Pfizer Inc. in September 2016. Previously, Ms. McCourt worked at Amgen Inc., where she most recently served as a Vice President in U.S. Commercial Operations from February 2014 to January 2016. From May 2013 to January 2014, Ms. McCourt served as Vice President and General Manager at Amgen where she was responsible for the bone health and primary care business unit. From 2012 to 2013, she was Chief Operating Officer for AstraZeneca U.S., a division of AstraZeneca plc. Her responsibilities included oversight and leadership of all U.S. commercial functions, including medical affairs, business development, finance, human resources, legal, operations, and corporate affairs. During her 12-year tenure at AstraZeneca, Ms. McCourt was President and Chief Executive Officer of AstraZeneca Canada Inc. from 2011 to 2012 and also held various other roles at AstraZeneca Pharmaceuticals LP, a subsidiary of AstraZeneca plc. Ms. McCourt received her B.S. in Biology from Lafayette College.
Andrew J. Murphy, Ph.D., 65, has been Executive Vice President, Research since January 2019. He previously served as Senior Vice President, Research, Regeneron Laboratories from January 2013 to December 2018, as Vice President, Target Discovery from May 2005 to December 2012, as Vice President, Gene Discovery and Bioinformatics from January 2001 to May 2005, and Director of Genomics and Bioinformatics from May 1999 to December 2000. Dr. Murphy is a co-inventor of several of the Company’s key technologies, including VelociGene® and VelocImmune®, and continues to lead several technology centers and therapeutic focus areas. He received his B.S. in Molecular Biology at the University of Wisconsin, and his Ph.D. in Human Genetics from Columbia University, College of Physicians and Surgeons.
Neil Stahl, Ph.D., 66, has been Executive Vice President, Research and Development since January 2015. He previously served as Senior Vice President, Research and Development Sciences from January 2007 to

December 2014, as Senior Vice President, Preclinical Development and Biomolecular Sciences from December 2000 to December 2007, and as Vice President, Preclinical Development and Biomolecular Sciences from January 2000 to December 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.
Daniel P. Van Plew, 50, has been Executive Vice President and General Manager, Industrial Operations and Product Supply since January 2016. From April 2008 to December 2015, Mr. Van Plew served as Senior Vice President and General Manager, Industrial Operations and Product Supply. Prior to that date, he served as Vice President and General Manager, Industrial Operations and Product Supply since joining the Company in 2007. From 2006 until 2007, Mr. Van Plew served as Executive Vice President, R&D and Technical Operations of Crucell Holland B.V., a global biopharmaceutical company. Between 2004 and 2006, Mr. Van Plew held positions of increasing responsibility at Chiron Biopharmaceuticals, part of Chiron Corporation, a biotechnology company, most recently as Senior Director, Vacaville Operations. From 1998 until 2004, Mr. Van Plew held various managerial positions in the health and life sciences practice at Accenture, Ltd., a management consulting business. Mr. Van Plew received his M.S. in Chemistry from The Pennsylvania State University and his M.B.A. from Michigan State University.
Directors of Regeneron
Bonnie L. Bassler, Ph.D.
Dr. Bassler is currently the Chair of the Department of Molecular Biology and the Squibb Professor in Molecular Biology at Princeton University, and a Howard Hughes Medical Institute Investigator. Dr. Bassler has previously served as the President of the American Society for Microbiology, as well as on the boards for the American Association for the Advancement of Science, the National Science Foundation, and the American Academy of Microbiology. She has been elected to the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, the Royal Society of London, and the American Philosophical Society, and has received many scientific honors, including a MacArthur Foundation Fellowship, the Lounsbery Award, the Shaw Prize for Life Science and Medicine, the Gruber Prize in Genetics, the Wolf Prize in Chemistry, and the Canada Gairdner International Award. Dr. Bassler currently serves on the board of directors of Cidara Therapeutics, Inc. and Royalty Pharma plc, and previously served on the board of directors of Kaleido Biosciences, Inc.
Michael S. Brown, M.D.
Dr. Brown holds the Distinguished Chair in Biomedical Sciences, a position he has held since 1989, and is a Regental Professor of Molecular Genetics and Internal Medicine, and the Director of the Jonsson Center for Molecular Genetics, at The University of Texas Southwestern Medical Center at Dallas, positions he has held since 1985. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988. Dr. Brown is a member of the National Academy of Sciences, the National Academy of Medicine, and the Royal Society of London.
N. Anthony Coles, M.D.
Dr. Coles has served as Chair since 2018, and previously served as President and Chief Executive Officer from 2019 to June 2023, of Cerevel Therapeutics Holdings, Inc., the parent entity of Cerevel Therapeutics, Inc., a biopharmaceutical company specializing in the development of new therapies for diseases of the central nervous system. Dr. Coles has also served as Chair and Chief Executive Officer of TRATE Enterprises LLC, a privately-held company, since 2013. Dr. Coles previously served as Chief Executive Officer and Chair of the Board of Yumanity Therapeutics, Inc., President, Chief Executive Officer and Chair of the Board of Onyx Pharmaceuticals, Inc., and President, Chief Executive Officer, and a member of the board of directors of NPS Pharmaceuticals, Inc. Before joining NPS, he served in various leadership positions in the biopharmaceutical and pharmaceutical industries, including at Merck & Co., Inc., Bristol-Myers Squibb Company, and Vertex Pharmaceuticals Incorporated. In addition to having previously served as a director of Yumanity, Onyx and NPS, he was formerly a director of Laboratory Corporation of America Holdings, Campus Crest Communities, Inc., CRISPR Therapeutics AG, and McKesson Corporation.

Joseph L. Goldstein, M.D.
Dr. Goldstein has been a Professor of Molecular Genetics and Internal Medicine and the Chair of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas since 1977. Dr. Goldstein is a member of the National Academy of Sciences, the National Academy of Medicine, and the Royal Society of London. He also serves on the boards of trustees of The Rockefeller University and the Howard Hughes Medical Institute. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985 and the U.S. National Medal of Science in 1988.
Christine A. Poon
Ms. Poon is a former Executive-in-Residence in the Department of Management and Human Resources at The Max M. Fisher College of Business at The Ohio State University, where she served as Dean and the John W. Berry, Sr. Chair in Business from 2009 to 2014. Prior to joining Fisher, Ms. Poon spent eight years at Johnson & Johnson, most recently as vice chair and worldwide chair of pharmaceuticals. At Johnson & Johnson, she served on the company’s board of directors and executive committee and was responsible for managing the pharmaceutical businesses of the company. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb Company, a global pharmaceutical company, where she held senior leadership positions including president of international medicines and president of medical devices. Ms. Poon serves on the boards of directors of Prudential Financial, Inc., The Sherwin-Williams Company, and Neurocrine Biosciences, Inc., and is a former member of the board of directors of Decibel Therapeutics, Inc. and the Supervisory Board of Royal Philips Electronics.
Arthur F. Ryan
In 2008, Mr. Ryan retired as the Chair of the Board of Prudential Financial, Inc., one of the largest diversified financial institutions in the world. He served as Chief Executive Officer of Prudential until 2007. Prior to joining Prudential in 1994, Mr. Ryan served as President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan managed Chase’s worldwide retail bank between 1984 and 1990. From 2008 to 2013, Mr. Ryan served as a non-executive director of the Royal Bank of Scotland Group plc. From 2009 to 2019, Mr. Ryan served as a director of Citizens Financial Group, Inc., a retail bank holding company that became publicly traded in 2014.
Leonard S. Schleifer, M.D., Ph.D.
Dr. Schleifer founded the Company in 1988, has been a director and its President and Chief Executive Officer since its inception, served as Chair of the Board from 1990 through 1994, and has served as Co-Chair of the Board since June 2023. Dr. Schleifer, together with Regeneron’s founding scientist, Dr. Yancopoulos, built and has managed the Company over the past 35 years. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.
George L. Sing
Mr. Sing has been the Chief Executive Officer of GanD, Inc., a biomedical drug development company, since 2016, and Chair of Grace Science LLC since 2017. He has extensive venture capital and leadership experience in the biotechnology sector.
Marc Tessier-Lavigne, Ph.D.
Dr. Tessier-Lavigne has been the President of Stanford University since 2016. Before assuming his role at Stanford, he served as the President of The Rockefeller University and a Carson Family Professor and head of the Laboratory of Brain Development at The Rockefeller University from 2011. Previously, he served as Executive Vice President and Chief Scientific Officer at Genentech, Inc., which he joined in 2003. He was a professor at Stanford University from 2001 to 2003 and at the University of California, San Francisco from 1991 to 2001. Dr. Tessier-Lavigne is a member of the National Academy of Sciences, the National Academy of Medicine, and a fellow of the Royal Societies of London and Canada. Dr. Tessier-Lavigne is a

member of the Board of Directors of Denali Therapeutics Inc., and previously served on the board of directors of Pfizer Inc., Agios Pharmaceuticals, Inc., and Juno Therapeutics, Inc.
Craig B. Thompson, M.D.
Dr. Thompson is the former President and Chief Executive Officer of Memorial Sloan Kettering Cancer Center. He is also a co-founder of Agios Pharmaceuticals, Inc. Dr. Thompson is a member of the National Academy of Sciences, the National Academy of Medicine, the American Academy of Arts and Sciences, the American Society for Clinical Investigation, and the Association of American Physicians. He is a former director of Merck & Co., Inc., and a current member of the board of Charles River Laboratories International, Inc.
George D. Yancopoulos, M.D., Ph.D.
George D. Yancopoulos, M.D., Ph.D., 63, joined Dr. Schleifer in 1989 as founding scientist of the Company, and together they built and have managed the Company since then. Dr. Yancopoulos is currently President and Chief Scientific Officer, has served on the board since 2001, and has served as Co-Chair of the Board since June 2023. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and/or developer of the eleven FDA-approved drugs Regeneron has developed, EYLEA® (aflibercept) Injection, EYLEA® HD (aflibercept) injection 8 mg, Praluent® (alirocumab), Dupixent® (dupilumab), Kevzara® (sarilumab), Libtayo® (cemiplimab), Evkeeza® (evinacumab-dgnb), Inmazeb® (atoltivimab, maftivimab and odesivimab-ebgn), Veopoz™ (pozelimab-bbfg), ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion, and ARCALYST® (rilonacept) Injection for Subcutaneous Use, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.
Huda Y. Zoghbi, M.D.
Dr. Zoghbi is currently a professor in the departments of Pediatrics, Molecular and Human Genetics, and Neurology and Neuroscience at Baylor College of Medicine, the director of the Jan and Dan Duncan Neurological Research Institute at Texas Children’s Hospital, and a Howard Hughes Medical Institute Investigator. She has been elected to the National Academy of Sciences, the Institute of Medicine, and the American Association for the Advancement of Science, and has been awarded numerous recognitions for her work, including the Pearl Meister Greengard Prize, the March of Dimes Prize in Developmental Biology, and the Vanderbilt Prize in Biomedical Science.
Purchaser
The following table sets forth information about Purchaser’s directors and executive officers. The current business address of each person is c/o Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, and the business telephone number is (914) 847-7000. All directors and executive officers listed below are citizens of the United States.
Name	Age	Position
Nouhad Husseini	45	Director, Managing Director
Joseph J. LaRosa	65	Secretary
Directors and Executive Officers of Purchaser
Nouhad Husseini
Nouhad Husseini, 45, is a Director and the Managing Director of Purchaser. He joined Regeneron in 2011 and currently holds the role of Senior Vice President, Business Development & Corporate Strategy of Regeneron, with responsibility for overseeing Regeneron’s efforts to execute new strategic collaborations and licensing agreements and other strategic initiatives. He has nearly 20 years of experience in the biopharmaceutical industry, where he has held a variety of strategic, business development and finance roles, including in Genentech’s Business Development and Corporate Finance departments and in investment banking and equity research at Morgan Stanley and Robertson Stephens. Mr. Husseini received his undergraduate degree in Molecular Biology from Princeton University and MBA from the Wharton School at University of Pennsylvania.
Joseph J. LaRosa
Joseph J. LaRosa, 65, is the Secretary of Purchaser. He has been Executive Vice President, General Counsel and Secretary of Regeneron since January 2019. From September 2011 to December 2018, he served as Senior Vice President, General Counsel and Secretary of Regeneron. Before joining Regeneron, Mr. LaRosa was Senior Vice President, General Counsel, and Secretary at Nycomed US Inc. Mr. LaRosa’s prior experience includes working in a number of senior legal positions at Schering-Plough Corporation from 1993 to 2009, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. Mr. LaRosa received his J.D. from New York University School of Law.

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depository at one of its addresses set forth below:
The Depository for the Offer is:
COMPUTERSHARE
If delivering by UPS, FedEx or Courier:	If using a USPS Service:
Computershare Attn: Decibel Therapeutics 150 Royall Street, Suite V Canton, MA 02021	Computershare Attn: Decibel Therapeutics P.O. Box 43011 Providence, RI 02940-3011
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